SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)
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[ _ ] Preliminary Proxy Statement
[ _ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[ _ ] Definitive Additional Materials
[ _ ] Soliciting Material Pursuant to Section 240.14a-12
Cirrus Logic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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JASON P. RHODE
President and Chief Executive Officer

June 1, 2010

To our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Cirrus Logic, Inc. to be held on Friday, July 23, 2010, at 1:00 p.m. at Cirrus Logic, Inc., 2901 Via Fortuna, Austin, Texas 78746.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

We are also pleased to be furnishing proxy materials to our stockholders using the Internet. We believe this process expedites stockholders’ receipt of proxy materials and lowers the cost of our annual meeting. Instead of mailing a paper copy of our proxy materials to our stockholders, we are mailing a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. Although you may vote in person at the annual meeting, you may also vote over the Internet, as well as by telephone, or by mailing a proxy card. Voting over the Internet, by telephone, or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the Notice of Internet Availability or the proxy card regarding each of these voting options.

Cirrus Logic values the participation of its stockholders. Your vote is an important part of our system of corporate governance and I strongly encourage you to participate.

Sincerely,

Jason P. Rhode
President and Chief Executive Officer

A copy of Cirrus Logic, Inc.’s Annual Report on Form 10-K is included with this Proxy Statement. Copies of these documents are available on our Web site at www.cirrus.com. You also may receive copies of these documents at no charge upon request directed to:

Cirrus Logic Investor Relations
2901 Via Fortuna, Austin, Texas 78746
telephone: (512) 851-4125; email: InvestorRelations@cirrus.com

Annual Stockholders’ Meeting

July 23, 2010
YOUR VOTE IS IMPORTANT

Notice

Cirrus Logic, Inc. (the “Company”) will hold its 2010 Annual Meeting of Stockholders as follows:

Friday, July 23, 2010
1:00 P.M. (Central Daylight Time)
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746

At the meeting, stockholders will vote on the following matters:

(i)	the election of seven Company directors for one-year terms;

(ii)	the ratification of the appointment of Ernst &Young LLP (“Ernst & Young”) as our independent registered public accounting firm; and

(iii)	such other business as may properly come before the meeting.

You can vote four different ways. You can vote by attending the meeting, by telephone, by the Internet, or by proxy card. For specific voting information, please see “Questions and Answers about the Proxy Materials, the Annual Meeting, and Voting Procedures” on page 2.

Stockholders of record at the close of business on May 26, 2010 (the “Record Date”), are entitled to vote. On that day, approximately 67.2 million shares of the Company common stock were outstanding. Each share entitles the holder to one vote.

The Board of Directors of the Company (“the Board”) asks you to vote in favor of each of the proposals. This proxy statement provides you with detailed information about each proposal. We are also using this proxy statement to discuss our corporate governance and compensation practices and philosophies.

We encourage you to read this proxy statement carefully. In addition, you may obtain information about the Company from the Annual Report to Stockholders and from other documents that we have filed with the Securities and Exchange Commission (the “SEC”).

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, July 23, 2010

Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746
www.cirrus.com

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cirrus Logic, Inc. for use at our 2010 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on July 23, 2010, at 1:00 p.m., central time, at our principal executive offices, 2901 Via Fortuna, Austin, Texas 78746.

Beginning on or about June 7, 2010, Cirrus has made available on the Internet or delivered paper copies of these proxy materials by mail in connection with the solicitation of proxies by the Board of Cirrus for proposals to be voted on at the Company’s Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,
THE ANNUAL MEETING, AND VOTING PROCEDURES

Q:	Why am I receiving these materials?
A:	Our Board, on behalf of the Company, is soliciting your proxy for the annual meeting of stockholders to take place on July 23, 2010. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our 2010 Annual Report to Stockholders on Form 10-K for the fiscal year ended March 27, 2010, is also included.

If you requested and received a copy of these materials by mail or e-mail, then the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
A:	We are complying with the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a copy of the proxy materials by mail or e-mail.

Q.	How can I access the proxy materials over the Internet?
A:	Your notice about the Internet availability of the proxy materials contains instructions regarding how to:
• view our proxy materials for the Annual Meeting on the Internet;
• request a paper copy of our proxy materials for the Annual Meeting; and
• instruct us to send our future proxy materials to you electronically by e-mail.

Q:	How may I obtain a paper copy of the proxy materials?
A:	Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions regarding how to obtain a paper copy of the proxy materials in their notice.

Q:	What should I do if I receive more than one notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?
A:	It means your shares are registered differently or are in more than one account. To vote all your shares by proxy, you must vote for all notices you receive, or for all proxy cards and voting instruction cards you received upon request.

Q:	What proposals will be voted on at the meeting?
A:	There are two proposals scheduled to be voted on at the meeting:
• the election of seven directors; and
• the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm.

Q:	What is Cirrus Logic’s voting recommendation?
A:	Our Board recommends that you vote your shares “FOR” each of the director nominees, and “FOR” the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm.

Q:	Who is entitled to vote at the Annual Meeting?
A:	Stockholders of record at the close of business on May 26, 2010 (the “Record Date”) are entitled to vote.

Q:	What shares owned by me can be voted?
A:	All shares owned by you as of the close of business on the Record Date may be voted by you. These shares include (1) shares held directly in your name as the stockholder of record, including shares purchased through the Company’s Employee Stock Purchase Plan, and (2) shares held for you as the beneficial owner through a stockbroker or bank.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	Most stockholders of the Company hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and you have the right to vote by proxy by following the instructions in the Notice of Internet Availability of the proxy materials or to vote in person at the meeting.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares at the meeting unless you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Q:	How can I vote my shares in person at the meeting?
A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy in advance of the meeting so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Q:	How can I vote my shares without attending the meeting?
A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or by submitting voting instructions to your broker or other nominee for shares held in street name. In most instances, you will be able to do this over the Internet, by telephone, or by mail. If you are the stockholder of record, please refer to the summary instructions below and those included on your Notice of Internet Availability of the proxy materials. If you hold shares in street name, you should refer to the voting instruction card included by your broker or nominee. Stockholders who have requested and received a paper copy of a proxy card or voting instruction card by mail may also vote over the Internet by following the instructions on the proxy card or voting instruction card.

BY INTERNET— If you have Internet access, you may vote by following the instructions on the Notice of Internet Availability of the proxy materials. If you have requested and received a paper copy of a proxy card or voting instruction card, you may also vote over the Internet by following the instructions on the proxy card or voting instruction card.

BY TELEPHONE— If you have requested and received a paper copy of a proxy card or voting instruction card, you may vote by telephone by following the instructions on the proxy card. You will need to have the control number that appears on your Notice of Internet Availability of the proxy materials available when voting by telephone.

BY MAIL— If you have requested and received a paper copy of a proxy card or voting instruction card by mail, you may submit a proxy by signing your proxy card and mailing it in the enclosed, postage prepaid and addressed envelope. If you sign but do not provide instructions, your shares will be voted as described in “How Are Votes Counted?” below.

Q:	What if I hold shares in street name and do not transmit voting instructions before the stockholder meeting to my broker or nominee?
A:	Effective January 1, 2010, your broker no longer is permitted to vote on your behalf on non-routine matters, including the election of directors, if you are a beneficial owner of shares held in street name and you do not transmit your voting instructions before the stockholder meeting to your broker or nominee. On non-routine matters, your vote will be counted as “broker non-votes” as further described in the response to “How are abstentions and broker non-votes counted?” below.

Q:	Can I revoke my proxy?
A:	You may revoke your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may revoke your proxy instructions by granting a new proxy bearing a later date (that automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically request it to be revoked. For shares held beneficially by you, you may revoke your proxy by submitting a new proxy to your broker or nominee.

Q:	What is the quorum requirement for the meeting?
A:	The quorum requirement for holding the meeting and transacting business is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to be voted at the Annual Meeting. For this year’s annual meeting, both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	How are votes counted?
A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the proposal to ratify the selection of Ernst & Young, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the Company’s nominees to the Board and “FOR” the ratification of Ernst & Young to serve as our independent registered public accounting firm).

Q:	What is the voting requirement to approve each of the proposals?
A:	In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected. All other proposals require the affirmative “FOR” vote of a majority of those shares present, either in person or represented by proxy, and entitled to vote. If you are a beneficial owner and do not provide your broker or nominee with voting instructions on a non-routine matter such as a director election, your shares may constitute broker non-votes, as described in “How are abstentions and broker non-votes counted?” below. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Q:	How are abstentions and broker non-votes counted?
A:	Abstentions are counted as present for purposes of determining the shares present and entitled to vote. However, an abstention is not a vote cast for purposes of counting votes, and therefore the effect of an abstention will be the same effect as a vote against a proposal as described in “How are votes counted?” above. Broker non-votes are not counted as shares present and entitled to be voted with respect to a matter on which the beneficial owner has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote the shares.

Q:	How can I obtain an admission ticket for the meeting?
A:	Two cut-out admission tickets are included on the back of this proxy statement. A limited number of tickets are available for additional joint owners. To request additional tickets, please contact the Company’s Corporate Secretary at our headquarters. If you forget to bring an admission ticket, you will be admitted to the meeting only if you are listed as a stockholder of record as of the close of business on the Record Date, and you bring proof of identification. If you hold your shares through a broker or other nominee and fail to bring an admission ticket, you will need to provide proof of ownership by bringing either a copy of the Notice of Internet Availability of the proxy materials or a copy of a brokerage statement showing your share ownership as of the Record Date.

Q:	Where can I find the voting results of the meeting?
A:	We will announce preliminary voting results at the meeting and will file with the Securities and Exchange Commission via EDGAR a Current Report on Form 8-K within 4 days of the meeting with the final voting results. If final voting results are not available at the time of such filing, the Company intends to disclose preliminary vote results at the time of the filing and file an amended Form 8-K within four business days after obtaining the final results.

Q:	What happens if additional proposals are presented at the meeting?
A:	Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Scott Thomas, our Corporate Secretary, and Thurman Case, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your shares for such other candidate or candidates as may be nominated by the Board.

Q:	What classes of shares are entitled to be voted?
A:	Each share of our common stock outstanding as of the Record Date is entitled to one vote on each item being voted upon at the annual meeting. On the Record Date, we had approximately 67.2 million shares of common stock outstanding.

Q:	Is cumulative voting permitted for the election of directors?
A:	No.

Q:	Who will count the votes?
A:	A representative of Broadridge Investor Communications Solutions will tabulate the votes. A representative of the Company will act as the inspector of the election.

Q:	Is my vote confidential?
A:	Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board.

Q:	Who will bear the cost of soliciting votes for the meeting?
A:	The Company will pay the entire cost of soliciting proxies to be voted, along with the costs of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials and/or submit your proxy over the Internet or by telephone, however, you are responsible for Internet access or telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made by our directors, officers, and employees, either in person, by telephone, or by electronic communication. Our directors, officers and employees will not receive any additional compensation for the solicitation activities. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
A:	You may make nominations and submit proposals for consideration at future stockholder meetings. Any proposal that a stockholder wishes to include in the Company’s proxy materials for the 2011 annual meeting of stockholders, in accordance with the regulations of the SEC, must be received by no later than February 7, 2011. The written proposal will need to comply with the regulations of the SEC under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Any proposal or nomination for election of directors that a stockholder wishes to propose for consideration at the 2011 annual meeting of stockholders, whether or not the stockholder wishes to include such proposal or nomination in our proxy statement under the applicable SEC rules, must be submitted in accordance with our Bylaws, and must be received at our principal executive offices no later than February 7, 2011. Any such proposal or nomination must comply with the procedures and contain the information set forth in our Bylaws. Proposals and nominations should be addressed to: Corporate Secretary, Cirrus Logic, Inc., 2901 Via Fortuna, Austin, Texas 78746.

Copy of Bylaw Provisions: You may contact the Company’s Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE

Board Meetings and Committees
During the fiscal year ended March 27, 2010, the Board held 6 meetings. Each director is expected to attend each meeting of the Board and the committees on which he serves. No director attended less than 75% of the aggregate of (i) the total number of board meetings; and (ii) the total number of meetings held by all committees of the Board on which he served. Directors are also expected to attend the Company’s annual meeting of stockholders absent a valid reason. All of the directors attended the Company’s 2009 annual meeting of stockholders.

We have three Board committees: Audit, Compensation, and Governance and Nominating. Each member of the Audit, Compensation, and Governance and Nominating Committees is independent in accordance with the applicable Nasdaq listing standards. Each committee has a written charter that has been approved by the Board. The members of each committee are identified in the following table, and the function of each committee is described below.

On occasion, the Board may appoint special committees or designate directors to undertake special assignments on behalf of the Board.

Governance and
Name of Director	Independent	Audit	Compensation	Nominating
John C. Carter	Yes	X	X	X
Timothy R. Dehne	Yes		X	X
D. James Guzy	Yes	X		X
Michael L. Hackworth	Yes
Jason P. Rhode	No
William D. Sherman	Yes		Chair	Chair
Robert H. Smith	Yes	Chair	X	X
Number of Meetings Held in Fiscal Year Ended March 27, 2010		9	5	2

Audit Committee
The Audit Committee is currently composed of three directors, each of whom is independent under applicable Nasdaq listing standards. The responsibilities of the Committee include:

•	selecting, retaining, compensating, overseeing, evaluating and, where appropriate, terminating the Company’s independent auditors;

•	resolving any disagreements between management and the independent auditors regarding financial reporting;

•	adopting and implementing pre-approval policies and procedures for audit and non-audit services to be rendered by the independent auditors;

•	reviewing with management and the independent auditors the financial information and the Management’s Discussion and Analysis proposed to be included in each of the Company’s Quarterly Reports on Form 10-Q prior to their filing;

•	reviewing before release the unaudited interim financial results in the Company’s quarterly earnings release;

•	reviewing with management and the independent auditors, at the completion of the annual audit, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report on Form 10-K prior to its filing and provide or review judgments about the quality, not only the acceptability, of accounting principles, and such other matters required to be discussed with the independent auditors under generally accepted auditing standards;

•	reviewing and approving, if appropriate, material changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management;

•	establishing procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•	evaluating the professional competency of the financial staff and the internal auditors, as well as the quality of their performance in discharging their respective responsibilities.

The Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements and is independent under applicable Securities and Exchange Commission rules and applicable Nasdaq listing standards. The Board has determined that Robert H. Smith is an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board on page 42 of this proxy statement and the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

Compensation Committee
The Compensation Committee is composed of four directors, each of whom is independent under applicable Nasdaq listing standards. The Committee reviews and approves salaries and other matters relating to executive compensation, and administers the Company’s stock incentive plans, including reviewing and granting stock incentive awards to executive officers and other employees and reviewing and approving policies and procedures for awarding grants under these plans. The Compensation Committee also reviews and recommends to the Board for approval various other Company compensation plans, policies, and matters related to the Company’s non-employee directors. For additional information relating to the Compensation Committee, see the Compensation Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

Governance and Nominating Committee
The Governance and Nominating Committee is composed of five directors, each of whom is independent under the applicable Nasdaq listing standards. This Committee provides counsel to the Board with respect to Board organization, membership, and function, as well as committee structure and membership. The Committee is also responsible for defining the qualifications for candidates for director positions, evaluating qualified candidates, recommending candidates to the Board for election as directors, and proposing a slate of directors for election by stockholders at each annual meeting. For more information relating to the Governance and Nominating Committee, see the Governance and Nominating Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

The Governance and Nominating Committee annually reviews the needs of the Board for various skills, experience, expected contributions, and other characteristics in determining the director candidates to be nominated at the annual meeting. The Governance and Nominating Committee will evaluate candidates for directors proposed by directors, stockholders, or management in light of the Committee’s views of the current needs of the Board for certain skills; the candidate’s background, skills, experience, or other characteristics; and the expected contributions and the qualification standards established from time to time by the Governance and Nominating Committee. If the Committee believes that the Board requires additional candidates for nomination, the Committee may engage a third party search firm to assist in identifying qualified candidates. All directors and nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance and Nominating Committee. Although the Board does not have a formal policy specifying how diversity should be considered in making determinations regarding nominations of directors, the Governance and Nominating Committee does take into account the benefits of diverse backgrounds, viewpoints, and experiences, as well as the benefits of a constructive working relationship among directors, when evaluating candidates for the Board.

The Governance and Nominating Committee believes that members of the Board should possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company, and monitor the Company’s adherence to principles of sound corporate governance. Therefore, the Committee has determined that nominees for election as director should have the following qualifications: (i) possess the highest personal and professional ethics, integrity and values; (ii) be committed to representing the long-term interests of the Company’s stockholders; (iii) have an inquisitive and objective perspective and mature judgment; (iv) possess strong business and financial acumen and judgment acquired through education, training or experience; (v) possess experience at policy-making levels in business, government, education or technology, and in areas that are relevant to the Company’s global business activities; (vi) have experience in matters of corporate governance; (vii) have experience in positions with a high degree of responsibility in the companies or institutions with which they are affiliated; and (viii) be prepared to devote appropriate time and attention to the Board and Committee duties required of a public company board member. Additionally, for non-employee director candidates, the nominees should have personal and business circumstances that permit them to serve on one or more of the various Committees of the Board.

These are not meant to be the exclusive criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience, and expertise; the composition of the Board at the time; and other relevant circumstances.

Stockholders are able to recommend individuals to the Governance and Nominating Committee for consideration as potential director nominees by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least one year as of the date such recommendation is made. An eligible stockholder wishing to recommend a candidate must submit the following not less than 120 calendar days prior to the anniversary of the date the proxy was released to the stockholders in connection with the previous year’s annual meeting: (A) a recommendation that identifies the candidate and provides contact information; (B) the written consent of the candidate to serve as a director of the Company, if elected; and (C) documentation establishing that the stockholder making the recommendation is an eligible stockholder. Recommendations should be submitted to:

Governance and Nominating Committee
c/o Corporate Secretary
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746

The Committee will consider stockholder-recommended candidates pursuant to the Nominations Process outlined in the Company’s Corporate Governance Guidelines.

Stockholders also have the right under the Company’s Bylaws to nominate candidates for election as directors by following the procedures, providing the information and conforming to the submission deadlines specified in the Company’s Bylaws. Please see “Questions and Answers about the Proxy Materials, the Annual Meeting and Voting Procedures – May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?” for further information.

Determination of Independence
The Board, which currently consists of seven directors, has determined that six directors, as indicated in the table on page 7, are independent as defined by The Nasdaq Stock Market, Inc. (the “Nasdaq”) applicable listing standards. Specifically, the Governance and Nominating Committee has reviewed the independence of each director and determined that Messrs. Carter, Dehne, Guzy, Hackworth, Sherman, and Smith qualify as independent directors under this standard.

Corporate Governance Guidelines
On an annual basis, the Company reviews its corporate governance practices in light of any changes to applicable law, the rules of the SEC, and the Nasdaq listing standards. On May 1, 2009, the Company modified its Corporate Governance Guidelines to include a number of corporate governance changes that the Company agreed to as part of a proposed settlement of derivative lawsuits related to the Company’s historic stock option practices. Among other matters, the Guidelines include the following:

•	Two-thirds of the members of the Board must be independent directors as defined in the Company’s Corporate Governance Guidelines.

•	The positions of Chairman of the Board and Chief Executive Officer (“CEO”) shall be held by separate individuals, and the CEO shall be the only member of the Board who is an executive officer of the Company.

•	If the Chairman of the Board is not an independent director as defined in Exhibit A to the Company’s Corporate Governance Guidelines, the Board will designate a “lead independent director.”

•	Directors shall retire at the age of 75.

•	The Board will have an Audit Committee, Compensation Committee, and Governance and Nominating Committee, each of which shall consist solely of independent directors.

•	The independent directors shall meet in executive session either before or after each regularly scheduled Board meeting.

•	In considering stockholder proposals and candidates recommended by stockholders for the Board, the Governance and Nominating Committee will follow the procedures outlined in the Corporate Governance Guidelines.

For additional details, see the Company’s Corporate Governance Guidelines, which are available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

Board Leadership Structure
The Board of Directors is committed to maintaining an independent Board comprised primarily of independent directors. To enhance the independence of the Board from management, we separate the roles of our Chief Executive Officer and Chairman of the Board. In addition, we have appointed a Lead Independent Director, Robert H. Smith, who is responsible for coordinating the activities of the independent directors of the Board. This leadership structure demonstrates our commitment to good corporate governance and benefits our stockholders by enhancing the oversight of management by the Board, balancing power on our Board, and encouraging balanced decision making.

Board’s Role in Risk Oversight
Although management is responsible for identifying, assessing, and managing the material risks facing the Company, our entire Board plays an ongoing and active role in the oversight of the Company’s risk management processes, along with the oversight of the most significant strategic and operational risks faced by the Company and management’s efforts to mitigate those risks. Our Board is involved in the setting of the Company’s business strategy, which necessarily entails a determination of what constitutes an appropriate level of risk for the Company. In addition, at least annually, the Board discusses material risks related to the Company’s overall business strategy. Further, our CEO reports to the Board on a quarterly basis the status of management’s efforts to manage what the management team believes are the Company’s most material risks.

Each of our Board committees also considers risk within the committee’s area of responsibility. Our Audit Committee regularly reviews with management the Company’s major financial and regulatory risk exposures and the steps management has taken to monitor and control such exposures. Also, in designing our compensation programs and structuring awards, the Compensation Committee considers whether such compensation programs may lead to undue risk taking.

Code of Conduct
The Company has adopted a Code of Conduct that applies to all of its directors, officers (including its chief executive officer, chief financial officer, chief accounting officer, controller and any person performing similar functions), and employees. A copy of the Code of Conduct is incorporated as Exhibit 14 to the Company’s Annual Report on Form 10-K and is accessible on its Web site at www.cirrus.com. The Code of Conduct, as applied to the Company’s senior financial officers, constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and constitutes the Company’s “code of conduct” under the Nasdaq listing standards.

DIRECTOR COMPENSATION ARRANGEMENTS

Non-employee directors receive a combination of cash and equity-based compensation. Directors who are employed by the Company do not receive any additional compensation for their Board activities. Independent directors may not receive consulting, advisory, or other compensatory fees from the Company in addition to their Board compensation.

On May 1, 2009, the independent directors of the Board approved modifications to the retainer fees and equity compensation for the non-employee directors based on the recommendation by the Company’s Compensation Committee, which had analyzed the Company’s director compensation compared to the Company’s Proxy Group (as defined below in the section of this proxy statement entitled “Compensation Discussion and Analysis – Benchmarking Information”). In particular, the independent directors of the Board approved the following modifications:

•	the Quarterly Director Retainer was reduced from $12,500 to $11,250; and

•	upon reelection to the Board, the number of fully vested options to purchase shares of common stock at a strike price equal to the fair market value on the date of grant that each non-employee director will receive was increased from 10,000 shares to 25,000 shares.

In addition, on May 22, 2009, based on a similar analysis of the Company’s initial director grant upon election to the Board compared to the Company’s Proxy Group, the independent directors determined that each non-employee director should receive an option to purchase 40,000 shares of common stock of the Company (increased from an option to purchase 25,000 shares of common stock) at an exercise price equal to fair market value on the date of grant upon becoming a director, with 25% vesting after one year and the remainder vesting ratably each month over the following 36 months.

The following table sets forth the quarterly cash payments paid to non-employee directors for Board service during the fiscal year ended March 27, 2010:

Director Compensation

Quarterly Director Retainer	$11,250
Board Chairman Quarterly Retainer	$3,750
Audit Chair Quarterly Retainer	$5,000
Audit Committee Member Quarterly Retainer	$2,000
Compensation Committee Chair Quarterly Retainer	$2,000
Compensation Committee Member Quarterly Retainer	$1,000
Nominating and Governance Committee Chair Quarterly Retainer	$1,500
Nominating and Governance Committee Quarterly Retainer	$750

The Company also reimburses directors for all reasonable out of pocket expenses incurred for attending board and committee meetings.

The following table sets forth the information regarding the cash fees and equity compensation paid to our non-employee directors for services as members of the Board or any committee of the Board during fiscal year 2010.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2010

	Fees
	Earned or
	Paid in
	Cash	Option Awards
	(1)	(2)	Total
Name	($)	($)	($)
(a)	(b)	(d)	(h)
Michael L. Hackworth	$61,250	$59,843 (3)	$121,093

John C. Carter	$38,679	$114,562 (4)	$153,241

Timothy R. Dehne	$35,286	$114,562 (5)	$149,848

D. James Guzy	$57,250	$59,843 (6)	$117,093

Walden C. Rhines (9)	$22,646	-	$22,646

William D. Sherman	$65,321	$59,843 (7)	$125,164

Robert H. Smith	$81,250	$59,843 (8)	$141,093

(1)	Represents fees earned or paid in cash for services as a director during the fiscal year ended March 27, 2010, including quarterly retainer fees and committee chairmanship and membership retainer fees.
(2)	On July 24, 2009, the date of the Company’s 2009 Annual Meeting, a fully vested option grant to purchase 25,000 shares of common stock of the Company at an exercise price equal to the fair market value of the Company’s common stock on the date of grant was awarded to each of Messrs. Hackworth, Guzy, Smith, and Sherman upon their re-election as directors. On July 24, 2009, as newly elected directors, Messrs. Carter and Dehne each received an option to purchase 40,000 shares of common stock of the Company at an exercise price equal to the fair market value of the Company’s common stock on the date of grant, with 25% of the award vesting after one year and the remainder vesting ratably each month over the following 36 months. The value disclosed for the option awards represents the aggregate grant date fair value of the options calculated in accordance with ASC 718.
(3)	At the end of fiscal year 2010, Mr. Hackworth had 105,000 options outstanding.
(4)	At the end of fiscal year 2010, Mr. Carter had 40,000 options outstanding.
(5)	At the end of fiscal year 2010, Mr. Dehne had 40,000 options outstanding.
(6)	At the end of fiscal year 2010, Mr. Guzy had 110,000 options outstanding.
(7)	At the end of fiscal year 2010, Mr. Sherman had 120,000 options outstanding.
(8)	At the end of fiscal year 2010, Mr. Smith had 110,000 options outstanding.
(9)	Dr. Rhines did not stand for re-election to the Board at the Company’s 2009 Annual Meeting.

PROPOSALS TO BE VOTED ON

Proposal No. 1

ELECTION OF DIRECTORS

The Board has approved seven nominees for election to the Board this year. All of the nominees have served as a director since the last annual meeting. Information regarding the business experience of each nominee and the particular experience, qualifications, attributes, or skills that qualify that person to serve as a director of the Company is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected, or until their earlier resignation or removal. There are no family relationships among the Company’s executive officers and directors.

Vote Required
In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected.

Information About Nominees

MICHAEL L. HACKWORTH
Director since 1985
Mr. Hackworth, age 69, is currently Chairman of the Board of the Company, a position he has held since July 1997. Between March 5, 2007, and May 16, 2007, Mr. Hackworth was the Company’s Acting President and Chief Executive Officer (“CEO”). Mr. Hackworth continued to support Dr. Rhode as an employee of the Company until July 27, 2007, and acted as a consultant to the Company until September 30, 2007. He previously served as President and CEO of the Company from January 1985 to June 1998, and continued to serve as CEO until February 1999.

Mr. Hackworth was also the co-founder of Tymphany Corporation, a provider of audio transducers for loudspeakers. He served as Chief Executive Officer between 2002 and May 2007, and as a director and Chairman of the Board from 2002 until October 2008. In addition, Mr. Hackworth has been a director since March 2000 of Virage Logic Corporation, a publicly traded provider of semiconductor intellectual property platforms and development tools, and a director since November 2007 of Epicor Software Corporation, a publicly traded vendor of enterprise business software products. Prior to working at Cirrus Logic, Mr. Hackworth spent 31 years serving in positions of increasing responsibility with Signetics Corp., a subsidiary of N.V. Philips, Motorola Semiconductor, and Fairchild Semiconductor. Mr. Hackworth holds a B.S. in Engineering from the University of Santa Clara.

As a long tenured Company executive and member of the Company’s Board, Mr. Hackworth has the benefit of the Company’s complete history. The Nominating and Governance Committee believes that this benefit, taken together with his technical and analytical skills, vast executive experience, and over four decades of experience in the semiconductor industry, make him well qualified to be the Chairman of the Company’s Board of Directors.

JOHN C. CARTER
Director since 2009
Mr. Carter, age 55, is currently a Principal at TCGen, which is a management consulting and advisory services firm that Mr. Carter founded in 2002 and is located in Menlo Park, California. Between November 2007 and January 2008, Mr. Carter was an Executive in Residence at Vantage Point Venture Partners in San Bruno, California, where he assisted in the management of several portfolio companies. Mr. Carter also served as Chief Technical Officer at Klipsch Group in Indianapolis, Indiana, between February 2005 and October 2007. Prior to working at Klipsch Group, he was Chief Operating Officer and Chief Technical Officer at Aurora Worldwide, Inc., a private equity investment and holding company focused on the consumer audio market between April 2004 and February 2005. Mr. Carter began his career as an engineer at Bose Corporation in 1978, later becoming its Chief Engineer. Mr. Carter holds a B.S. in Engineering from Harvey Mudd College in Claremont, CA, and a Master’s in Electrical Engineering from the Massachusetts Institute of Technology.

The Nominating and Governance Committee believes that Mr. Carter’s extensive management experience with companies in the consumer audio market along with his knowledge of that market, in addition to his background in venture and private equity investment transactions, make him well qualified to be on our Board of Directors. Mr. Carter also has relevant prior engineering and technical experiences in the markets we serve.

TIMOTHY R. DEHNE
Director since 2009
Mr. Dehne, age 44, is currently Vice President of Systems Research and Development at Luminex Corporation, an Austin-based company that develops, manufactures, and markets innovative biological testing technologies with applications throughout the life science and diagnostic industries. He previously worked at National Instruments Corporation, an Austin-based supplier of measurement and automation products used by engineers and scientists in a wide range of industries. Mr. Dehne spent over 21 years at National Instruments where he held many leadership positions while helping to significantly grow the Company to more than 4,000 employees and over $800 million in annual revenue. He most recently held the position of Senior Vice President, Research & Development. Prior to his role as Senior Vice President, Research & Development at National Instruments, Mr. Dehne served in various executive positions in marketing and engineering. Mr. Dehne holds a B.S. in Electrical Engineering from Rice University and serves on the Board of Directors for Asset Intertech, a privately held company, where he also serves on its Compensation Committee.

The Nominating and Governance Committee believes that Mr. Dehne is well qualified to be on our Board of Directors based on his extensive leadership experience in all aspects of managing a high technology company in Austin, Texas, and his unique insight into significantly growing revenues at a high technology company while maintaining an innovative corporate culture and a great work environment. His leadership skills, experience in creating and capturing business opportunities, and experience in scaling up a business to enable growth, will be valuable to the Company and the Board of Directors.

D. JAMES GUZY
Director since 1984
Mr. Guzy, age 74, has been Chairman of Arbor Company, a limited partnership engaged in the electronics and computer industry, since 1969. Mr. Guzy has also been Chairman of the Board of PLX Technology, Inc., a developer and supplier of data transfer semiconductor devices, since 1986, and a director at Alliance Bernstein. He is also Director Emeritus of Novellus Systems, Inc., a developer and manufacturer of systems used in the fabrication of integrated circuits. Mr. Guzy also served as a director of Intel Corporation, a semiconductor chip maker, until May 20, 2008. Mr. Guzy received a B.S. from the University of Minnesota and an M.S. from Stanford University.

As a long-time executive and director of companies in the semiconductor industry, Mr. Guzy has vast experience with issues faced by a public company and is well informed on trends and developments in the semiconductor industry. Through his experience at Alliance Bernstein, he also has an extensive background in equity capital markets. The Governance and Nominating Committee believes that his historic industry knowledge and extensive experience position him to contribute financial, operational, and industry expertise to the Board of Directors.

JASON P. RHODE
Director since 2007
Dr. Rhode, age 40, was appointed President and CEO, and as a director of the Company in May 2007. Dr. Rhode joined the Company in 1995 and served in various engineering positions until he became Director of Marketing for analog and mixed-signal products in November 2002. He was appointed Vice President, General Manager, Mixed-Signal Audio Products, in December 2004, a role he served in until his appointment as President and CEO. Dr. Rhode holds a B.S. in electrical engineering from San Diego State University, as well as M.S. and doctorate degrees in electrical engineering from North Carolina State University.

The Governance and Nominating Committee believes that Dr. Rhode’s prior experience as a semiconductor designer and his current role as Chief Executive Officer of Cirrus Logic make him well qualified to be on our Board of Directors based on his detailed and unique knowledge of the Company’s operations, opportunities, and challenges. In addition, the Governance and Nominating Committee believes that having Dr. Rhode serve on the Board of Directors helps to bridge the gap between the Company’s Board of Directors and management, to facilitate the regular flow of information between management and the Board, and to ensure that the Board of Directors and management act with a common purpose to execute our strategic initiatives and business plans.

WILLIAM D. SHERMAN
Director since 2001
Mr. Sherman, age 67, is Senior Counsel in the law firm of Morrison & Foerster LLP, where he has worked since 1987, specializing in corporate and corporate securities practice. He has extensive experience working with public companies, the Securities and Exchange Commission, and the Financial Industry Regulatory Authority, formerly known as the National Association of Securities Dealers. Mr. Sherman is also a recognized specialist on corporate governance matters by way of his representation of various public and private companies, and he regularly participates in panel discussions on executive compensation and corporate governance topics. In 1972, Mr. Sherman received a law degree from the University of California – Berkeley, School of Law, and an MBA degree from the Haas School of Business at the University of California – Berkeley.

Through his position with Morrison & Foerster LLP, Mr. Sherman has extensive experience with the legal, regulatory, and governance issues faced by a public company. The Governance and Nominating Committee believes that his background and experience position him to contribute significant corporate governance expertise to the Board of Directors and to serve as chairman of the Company’s Governance and Nominating Committee.

ROBERT H. SMITH
Director since 1990
Mr. Smith, age 73, retired in August 2002 from the position of Executive Vice President of Administration of Novellus Systems, Inc., a developer and manufacturer of systems used in the fabrication of integrated circuits, where he also served on the Board of Directors. Mr. Smith held a number of positions at Novellus Systems, Inc., including Executive Vice President, Finance & Administration and Chief Financial Officer from October 1996 to January 2002. Previously, Mr. Smith held a number of executive positions in operations, finance, and administration with such companies as Memorex Corporation, Control Data Corporation, R.R. Donnelley & Sons Company, and Maxwell Graphics. He has also served on the Board of Directors of Epicor Software Corporation, an enterprise and e-business software solutions company, since 2003; PLX Technology, Inc., a developer and supplier of data transfer semiconductor devices, since 2002; Virage Logic Corporation, a provider of semiconductor intellectual property platforms and development tools, since 2003; and ON Semiconductor, a supplier of power components and systems to designers of computers, communications, consumer, and industrial systems, since 2005. Mr. Smith holds a B.S. in Business Administration from Oklahoma City University.

Mr. Smith has extensive experience with public and financial accounting matters, especially with respect to high-technology and semiconductor companies. The Governance and Nominating Committee believes that these experiences, along with his experience as a director dealing with issues faced by other public companies, make him well qualified to provide valuable insights relating to the semiconductor industry to our Board of Directors and to play a meaningful role in the oversight of our financial reporting and accounting practices as chairman of the Company’s Audit Committee.

The Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

Proposal No. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending March 26, 2011. During fiscal year ended March 27, 2010, Ernst & Young served as the Company’s independent registered public accounting firm and also provided certain tax services.

The Audit Committee pre-approves and reviews all audit and non-audit services provided by Ernst & Young. In considering the services to be provided by Ernst & Young, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board on page 42 of this proxy statement, as well as the Audit Committee Charter, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com.

A representative of Ernst & Young is expected to attend our annual meeting and be available to respond to questions and, if he or she desires, to make a statement.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 26, 2011.

If the appointment is not ratified, the Audit Committee will consider this an indication to select other auditors for the following fiscal year. Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending March 26, 2011, requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting.

OTHER MATTERS
The Company knows of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the Proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of May 14, 2010 by:

•	The stockholders we know to beneficially own more than 5% of our outstanding common stock;
•	Each director and director nominee named in this proxy statement;
•	Each executive officer named in the Summary Compensation Table included in this proxy statement; and
•	All of our directors and executive officers as a group.

The Company’s common stock is the only class of voting securities issued by the Company. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable.

	Shares
Beneficial Owner	Beneficially Owned
	Number	Percent(1)

5% or Greater Stockholders:
Bank of America Corporation(2) 100 North Tryon Street, Floor 25, Bank of America Corporate Center Charlotte, NC 28255	4,020,272	6.0%
Blackrock, Inc.(3) 40 East 52nd Street New York, NY 10022	3,643,273	5.4%
Mark Teo, Teren Handelman, Alpha Industries, Inc. (4) P.O. Box 808 Lyndhurst, New Jersey 07071	3,450,000	5.2%
Royce & Associates, LLC(5) 745 Fifth Avenue New York, NY 10151	3,411,966	5.1%
Directors and Named Executive Officers:
Jason P. Rhode, President and Chief Executive Officer(6)	490,568	*
Gregory Scott Thomas, Vice President, General Counsel, and Corporate Secretary(7)	306,563	*
D. James Guzy, Director(8)	272,782	*
Michael L. Hackworth, Director(9)	228,825	*
Thurman K. Case, Vice President and Chief Financial Officer(10)	222,260	*
Scott A. Anderson, Senior Vice President and General Manager, Mixed-Signal Audio Products(11)	193,081	*
Robert H. Smith, Director(12)	113,071	*
Timothy R. Turk, Vice President, Worldwide Sales(13)	98,499	*
William D. Sherman, Director(14)	70,405	*
Timothy R. Dehne, Director	2,000	*
John C. Carter, Director	0	*
All current directors and executive officers as a group (15 persons)(15)	2,142,090	3.1%

*	Less than 1% of the outstanding common stock

(1)	Percentage ownership is based on 67,151,357 shares of common stock issued and outstanding on May 14, 2010. Shares of common stock, issuable under stock options that are currently exercisable or will become exercisable within 60 days after May 14, 2010, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.
(2)	Based on a Schedule 13G filed January 28, 2010, Bank of America Corporation is the beneficial owner and has shared dispositive power of 4,020,272 shares and has shared voting power as to 3,451,572 shares. Bank of America, NA is the beneficial owner of 4,012,312 shares and has sole voting and dispositive power for 500 shares, shared voting power as to 3,443,112 shares, and shared dispositive power as to 4,011,812 shares. Columbia Management Advisors, LLC is the beneficial owner of 4,011,812 shares and has sole voting power as to 3,443,112 shares, and sole dispositive power as to 4,001,002 shares, and shared dispositive power as to 10,810 shares. IQ Investment Advisors LLC is the beneficial owner of 7,700 shares with no sole or shared voting power,and has shared dispositive power as to the 7,700 shares. Merrill Lynch, Pierce, Fenner & Smith, Inc. is the beneficial owner of 260 shares and has sole voting and dispositive power as to those 260 shares.
(3)	Based on a Schedule 13G filed January 29, 2010, BlackRock, Inc., through its acquisition of Barclay’s Global Investors and certain of its affiliates, is the beneficial owner and has sole voting and dispositive power as to 3,643,273 shares.
(4)	Based on information contained in a Schedule 13D filed by the stockholder with the SEC on June 23, 2008. The filing indicates that Mark Teo has sole voting and dispositive power for 2,750,000 shares, with sole power to vote or direct the vote, dispose of or direct the disposition of shares held in the name of Alfred Teo, Annie Teo, Lambda Financial Service Corp., and Great Eastern Acquisition Corp., and that Teren Handelman has sole voting and dispositive power for 700,000 shares held in the name of MAAA Trust.
(5)	Based on a Schedule 13G filed January 22, 2010, Royce & Associates, LLC is the beneficial owner and has sole voting power as to 3,411,966 shares.
(6)	Includes 483,256 shares issuable upon exercise of options held by Dr. Rhode and 7,312 shares held directly.
(7)	Includes 294,369 shares issuable upon exercise of options held by Mr. Thomas and 12,167 shares held directly.
(8)	Includes 110,000 shares issuable upon exercise of options held by Mr. Guzy, 30,000 shares held by Mr. Guzy directly, and 132,782 shares held by Arbor Company, of which Mr. Guzy is President.
(9)	Includes 105,000 shares issuable upon exercise of options held by Mr. Hackworth, 7,588 shares held by Mr. Hackworth directly, and 116,237 shares held by Mr. Hackworth as Trustee UTD August 1, 1988.
(10)	Consists of 222,260 shares issuable upon exercise of options held by Mr. Case.
(11)	Includes 163,081 shares issuable upon exercise of options held by Mr. Anderson and 30,000 shares held directly.
(12)	Includes 110,000 shares issuable upon exercise of options held by Mr. Smith and 3,071 shares held directly.
(13)	Consists of 98,499 shares issuable upon exercise of options held by Mr. Turk.
(14)	Includes 70,000 shares issuable upon exercise of options held by Mr. Sherman and 405 shares held directly.
(15)	Includes options held by all executive officers and directors to purchase an aggregate of 1,785,325 shares of our Common Stock that are exercisable within 60 days of May 14, 2010.

EXECUTIVE OFFICERS

Scott A. Anderson – Senior Vice President and General Manager, Mixed-Signal Audio Products
Mr. Anderson, age 56, was appointed Senior Vice President and General Manager in October 2007. Prior to joining the Company, Mr. Anderson served as the president and chief operating officer of Freescale Semiconductor between March 2004 and February 2005, and as president and chief executive officer of Motorola Semiconductor Products Sector (“SPS”) between February 2003 and December 2003.

Jo-Dee M. Benson – Vice President, Corporate Marketing Communications and Human Resources
Ms. Benson, age 50, was appointed Vice President, Corporate Marketing Communications and Human Resources in February 2005. Previously, she had served as Vice President of Corporate Communications since December 2000.

Gregory L. Brennan – Vice President and General Manager, Apex Precision Power
Mr. Brennan, age 48, was appointed Vice President and General Manager, Apex Precision Power, in April 2008. Between July 2007, when the Company acquired Apex Microtechnology, and April 2008, Mr. Brennan served as Director of Marketing, Industrial Products Division. Prior to July 2007, Mr. Brennan had served as Vice President, Marketing and Sales for Apex Microtechnology.

Randy Carlson – Vice President of Supply Chain
Mr. Carlson, age 44, was appointed Vice President of Supply Chain in February 2010. Mr. Carlson previously worked as Director of Supply Chain between May 2008 and February 2010. Prior to joining the Company in May 2008, Mr. Carlson held various management positions at STATS ChipPAC between 2003 and April 2008.

Thurman K. Case – Vice President, Chief Financial Officer and Principal Accounting Officer
Mr. Case, age 53, was appointed Chief Financial Officer (“CFO”) on February 14, 2007. He joined the Company in October 2000 and was appointed Vice President, Treasurer, Financial Planning & Analysis, in September 2004. Prior to being appointed to his current position, Mr. Case also served as Vice President, Finance between June 2002 and September 2004, and Director of Finance between October 2000 and June 2002.

Jason P. Rhode – President and Chief Executive Officer, and Director Nominee
Dr. Rhode, age 40, was appointed President and CEO of the Company in May 2007. Dr. Rhode joined the Company in 1996 and served in various engineering positions until he became Director of Marketing for analog and mixed-signal products in November 2002. He was appointed Vice President, General Manager, Mixed-Signal Audio Products, in December 2004, a role he served in until his appointment as President and CEO.

Thomas Stein – Vice President and General Manager, EXL Products
Mr. Stein, age 38, became Vice President and General Manager of the Company’s Energy, Exploration, and Lighting (“EXL”) group in September 2008. Prior to September 2008, Mr. Stein held various leadership positions in sales and marketing since joining the Company in 1995.

Gregory Scott Thomas – Vice President, General Counsel and Corporate Secretary
Mr. Thomas, age 44, was appointed Vice President, General Counsel and Corporate Secretary in December 2003. He joined the Company in December 2000 as Vice President and Associate General Counsel, Intellectual Property.

Timothy R. Turk – Vice President, Worldwide Sales
Mr. Turk, age 53, was appointed Vice President, Worldwide Sales in August 2007. Prior to joining Cirrus Logic, Mr. Turk was Vice President of Sales at Avnera Corporation. Mr. Turk also served 20 years in sales and operations with Cypress Semiconductor, including as Vice President of Worldwide Sales and Sales Operations from 2004 through 2006.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion of executive compensation contains descriptions of various employee compensation and benefit plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans that are filed as exhibits to the Company’s 2010 Annual Report on Form 10-K for the fiscal year ended March 27, 2010.

General Philosophy. We provide the Company’s executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company, and their contribution to that performance, through a mix of salary, equity, and non-equity incentive compensation. These opportunities are designed to be competitive enough to attract and retain highly skilled individuals, and to align management’s incentives with the long-term interests of our stockholders.

We believe that payments under the compensation programs for our executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should balance the short- and long-term strategic goals and values of the Company and reward individual contribution to the Company’s success. We are engaged in a very competitive industry, and the Company’s success depends on its ability to attract and retain qualified executives through the competitive compensation packages we offer to these individuals.

Consideration of Risk. The Compensation Committee structures our executive compensation programs with an eye toward providing incentives to appropriately reward executives without undue risk taking. Our approach is similar for the compensation practices and polices applicable to all employees throughout the Company and, accordingly, we believe that our compensation programs are not reasonably likely to have a material adverse effect on our Company. In general, we attempt to align our compensation programs with the long-term interests of the Company and its stockholders and mitigate the likelihood of inducing excessive risk-taking behavior. More specifically, we believe the following efforts help to mitigate the likelihood of inducing excessive risk-taking behavior:

•	The Compensation Committee hires an independent compensation consultant and uses market data, when available, to inform our focus on pay for performance.

•	The Company pays a mix of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price.

•	Our annual incentive programs are based on a mix of bottom-line objectives (i.e., operating profit goals) and top-line objectives (i.e., revenue growth) in order to avoid the risk of excessive focus on one goal or performance measure.

•	To prevent the risk that our annual incentive program pays bonuses despite weak short-term performance, no payout may occur without a threshold level of operating profit performance.

•	Our executive and leadership team annual incentive program payout is capped at a percentage of overall operating profit to prevent the risk of excessive payout of the Company’s operating profit.

•	Our executive and leadership team annual incentive program is further capped so that no participant may receive a payout of greater than 250% of the target payout to further prevent excessive payouts.

•	Long-term incentives are awarded in the form of equity that vests over a period of time, typically four years. The vesting period is intended to align the interests of executives with the long-term interests of stockholders.

•	Long-term incentives are typically granted annually so executives will have unvested awards that could decrease in value if our business is not managed for the long term.

Use of a Compensation Consultant. To support the Compensation Committee in fulfilling its duties, the Committee has hired independent consultants in the field of executive compensation to assist with its design and evaluation of CEO and executive officer compensation. Pursuant to the Compensation Committee’s charter, the Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and other terms of retention. During fiscal year 2010, the Compensation Committee retained the services of Mercer Human Resource Consulting (“Mercer”), a market leader for advice and analysis on executive compensation practices, to assist with a comprehensive review of the CEO’s and other executive officers’ compensation. In addition to discussing their review with our Compensation Committee, Mercer also contacted members of senior management and employees in our human resources and legal departments to obtain historical data and insight into the Company’s business strategy and compensation practices. The Compensation Committee considered Mercer’s recommendations, along with the recommendations of Company management, in setting our executives’ fiscal year 2010 total overall compensation. Although Mercer provided analysis and recommendations to the Compensation Committee, Mercer did not decide or approve any compensation-related actions. Mercer performed no other services for the Company in fiscal year 2010. Additionally, the Committee has established procedures to ensure that Mercer’s advice to the Committee remains objective and is not influenced by the Company’s management. These procedures include: a direct reporting relationship of the Mercer consultant to the Committee; a provision in the Committee’s engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management; and an annual update to the Committee on Mercer’s financial relationship with the Company, including a summary of the work performed for the Company during the preceding 12 months.

In November 2009, the Compensation Committee engaged DolmatConnell & Partners, Inc. (“DolmatConnell”) to provide executive and director compensation consulting services for fiscal year 2011. At the direction of the Compensation Committee, DolmatConnell reviewed the Company’s current incentive plans and compensation programs. As part of that review, DolmatConnell interviewed members of the Compensation Committee and members of management to ensure understanding of the Company’s strategy, culture, current compensation plans, and compensation philosophy. DolmatConnell further reviewed the Company’s annual performance award plan and provided analysis of management’s recommendations in setting the performance criteria under the plan for the first half of fiscal year 2011. Although DolmatConnell provided analysis of the plan to the Compensation Committee, DolmatConnell did not decide or approve the setting of the performance targets. In order to maintain its independence from management, DolmatConnell maintains a direct reporting relationship with the Compensation Committee and does not perform any other services for the Company.

Targeted Overall Compensation. The Compensation Committee annually reviews and establishes each executive officer’s total compensation package. The Committee considers a broad range of facts and circumstances in setting executive compensation, including Company performance, individual performance, external pay practices of competitors and similarly-situated companies, the strategic importance of the executive’s position, as well as internal pay equity and the executive’s time in the position. The weight given to each of these factors by the Committee may differ from year to year, and among the individual executive officers. The Company’s executive pay program is heavily weighted toward performance-based compensation that rewards achievement of short- and long-term corporate goals and objectives of the Company. In setting target compensation for the Company’s executives, the Compensation Committee seeks to strike a balance between providing compensation that is in-line with the compensation paid to executives of peer companies, while ensuring that a significant percentage of compensation is coupled to stock price appreciation, as well as Company and individual performance.

Benchmarking Information. As part of the Committee’s annual compensation review, Mercer provided competitive information from Radford Surveys, considering compensation survey data specific to companies in the semiconductor industry with revenues less than $1 billion per year (the

“Survey Group”). In addition to the Survey Group, the Committee reviewed data from the proxy statements of particular companies that are considered comparable to the Company (the “Proxy Group”). The Proxy Group generally consists of public companies in the semiconductor industry that share similar operating and financial characteristics with the Company. Those characteristics include a company’s revenue, location, number of employees, one-year revenue growth, market cap, correlation of stock price movement, inclusion as a peer in published equity analyst reports, and similarity of business model and product lines.

In the spring of 2008, Mercer analyzed the Company’s compensation peer group and recommended several changes. After reviewing Mercer’s recommendations, the Committee adopted the following group of 15 companies for its Proxy Group: Actel Corp.; Advanced Analogic Technologies, Inc.; Applied Micro Circuits Corp.; Integrated Silicon Solutions, Inc.; Micrel, Inc.; Microtune, Inc.; Monolithic Power Systems, Inc.; Pericom Semiconductor Corp.; Power Integrations, Inc.; Semtech Corp.; Silicon Image, Inc.; Silicon Laboratories, Inc.; Silicon Storage Technology, Inc.; Standard Microsystems Corp.; and Supertex, Inc. Because there had been no significant changes in the character of the peer group companies in the spring of 2009, the Committee determined that no changes were necessary to the peer group for use in setting compensation in fiscal year 2010.

From the data derived from the Survey Group and the Proxy Group, Mercer developed market composite data reflecting a 50/50 blend of the data from each group (the “Market Composite Data”). In some cases, the Committee made an adjustment upward to the Market Composite Data for executives who perform responsibilities in addition to the responsibilities associated with the jobs included in the Survey Group. Compensation recommendations for Company management are examined in light of this information, with the intent of establishing competitive compensation levels.

Elements of Compensation and Target Market Positioning. Each executive officer’s compensation package is comprised of the following elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual non-equity performance awards tied to the Company’s achievement of performance goals, (iii) long-term incentive awards designed to strengthen the mutuality of interests among the executive officers and the Company’s stockholders, and (iv) post-employment compensation.

In general, we have attempted to establish a strong relationship between total cash compensation, our performance, and individual executive performance by targeting base salaries at approximately the 50th percentile compared to the Market Composite Data, and by providing additional incentive opportunities so that the target total cash compensation (salary plus target annual cash incentive compensation) approaches the 50th percentile levels, with the potential to earn in the 75th percentile level for higher levels of performance. The Company also provides additional long-term incentives in the form of stock option grants so that an executive’s total direct compensation is targeted at the 50th percentile level (i.e., the size of the stock option grant is a function of the difference between the 50th percentile total direct compensation and the 50th percentile total cash compensation). These percentages are intended as guidelines for evaluating each executive officer’s compensation and are not applied on a formulaic basis. The Compensation Committee exercises discretion over each executive officer’s total compensation package.

Executive officers are also eligible to receive certain severance benefits upon termination of their employment other than for cause. In addition, executive officers may also receive 401(k) retirement and health and welfare benefits that are generally available to all employees of the Company.

Executive Compensation. For several years prior to 2007, our Compensation Committee annually reviewed our executives’ compensation at a regularly scheduled Committee meeting in February. Annual stock option awards and any changes to an executive’s base salary or annual incentive targets were typically made at this time. However, in order to align the Committee’s review of our executives’ annual option grants with the timing of our annual review and grant of equity to our key employees that occurs in October each year, the Committee reviewed and approved awards of long-

term equity incentives at the Committee’s September 2007 meeting. Beginning in 2008, in order to align the review of all aspects of an executive’s compensation at one meeting, the Committee determined that any proposed changes to compensation, in addition to awards of long-term equity awards, should also be reviewed at a regularly scheduled Committee meeting in September. The Committee intends to continue to review any future proposed changes to compensation or annual grants of long-term incentive awards for its executives in September of each year.

Base Salary
The base salary for each executive officer is designed to be commensurate with the salary levels for comparable positions within a comparative group of companies, to reflect each individual’s personal performance during the year, to take into consideration the individual’s responsibilities within the Company, and to be consistent with our internal salary alignment. The relative weight given to each factor varies with each executive and is within the discretion of the Compensation Committee. In setting base salaries, the Compensation Committee reviews (i) the Market Composite Data; (ii) recommendations from Dr. Rhode, the Company’s CEO; and (iii) the executive officer’s personal performance for the year. The Company’s performance and profitability may also be a factor in determining the base salaries of executive officers. The Committee utilizes a largely discretionary approach for determining any changes to an individual executive officer’s base salary and looks collectively at all of these factors. Ultimately, the Committee’s decision to adjust any executive officer’s base salary is subjective and made in the sole discretion of the Committee.

On May 16, 2007, Dr. Jason P. Rhode was appointed by the Board as President and CEO of the Company. In connection with his appointment, the Company’s Compensation Committee approved an annual base salary of $335,000 per year. This annual base salary was approximately at the 25th percentile of the base salary levels of other chief executive officers at the companies in the Market Composite Data. In setting his base salary, the Company reviewed the Market Composite Data and considered Dr. Rhode’s level of prior experience in General Manager positions, along with other factors, including his then current base salary of $235,000 per year. This salary increase reflected the additional demands and responsibilities of Dr. Rhode as he assumed the role of CEO, while also recognizing our intended strategy of moving Dr. Rhode’s compensation over time towards the 50th percentile of base salary levels of chief executive officers of comparable companies based on his performance in his new role. At a meeting on September 10, 2008, as part of its annual review of executive compensation, the Compensation Committee approved an increase in the annual base salary for Dr. Rhode to $390,000. The Committee increased Dr. Rhode’s base salary in recognition of his performance and the Committee’s previously stated intent to move Dr. Rhode’s salary over time towards the 50th percentile of base salary levels of Chief Executive Officers of comparable companies. After the increase, Dr. Rhode’s base salary was slightly below the 50th percentile of base salary levels of CEOs in the Market Composite Data. At a meeting on September 22, 2009, as part of its annual review of executive compensation, the Committee determined that in light of the economic situation and the recent financial performance of the Company, that Dr. Rhode’s annual base salary would remain at $390,000 – approximately 6% below the 50th percentile of base salary levels of Chief Executive Officers comprising the Market Composite Data.

At its meeting on September 22, 2009, the Compensation Committee also reviewed the compensation of its other executive officers, including the Company’s Named Executive Officers as defined in Regulation S-K, Item 402(a)(3) and shown in the Summary of Executive Compensation table on page 32. Based on this review, the Committee concluded that the base salary levels of our executive officers are generally positioned competitively against the Market Composite Data, with some executives at or above the market 75th percentile. In light of the economic situation and the recent financial performance of the Company, the Compensation Committee made no changes to the base salary of any Named Executive Officer. In addition, based on its review of the competitive salary information, each officer’s personal performance over the previous year, and the responsibilities of each executive officer, the Compensation Committee increased on an aggregate basis the compensation of its executive officers, excluding our Named Executive Officers, by approximately 1.5% from the previous year. In general, these increases were intended to recognize the performance of certain executive officers during the previous year and to increase certain executive officer’s base salary towards the 50th percentile of base salary levels of executives in similar positions at comparable companies.

Annual Performance Awards
Other than our Vice President, Worldwide Sales, who participated in a sales commission plan, our executives participated in the Company’s 2007 Management and Key Individual Contributor Incentive Plan (the “Incentive Plan”). The Incentive Plan is designed to provide employees who are in management or leadership positions in the Company, or who are key individual contributors whose efforts potentially have a material impact on the Company’s performance, with incentives to improve the Company’s financial performance through the achievement of semi-annual performance goals.

Pursuant to the Incentive Plan, participants (including the Company’s CEO, CFO, and the other currently employed Named Executive Officers) are eligible for semi-annual cash bonus payments. The Incentive Plan sets our CEO’s target bonus for a semi-annual period at 37.5% of his annual base salary, and certain other executive officers’ target bonuses for a semi-annual period, including our CFO and other named executive officers, at 25% of their annual base salary. Payments are determined based on the achievement of certain internal performance goals for operating profit margin and revenue growth set by the Company’s Compensation Committee prior to the commencement of each semi-annual period. For purposes of the Incentive Plan, “Operating Profit Margin” is defined as the Company’s consolidated GAAP operating income excluding Incentive Plan and other bonus accruals and any non-recurring items such as gains on sales of assets not otherwise included in revenue, losses on sales of assets, restructuring charges, merger-related costs including amortization or impairments of acquisition-related intangible assets, deferred tax adjustments, asset write-offs, write-downs, and impairment charges, and such other items as the Compensation Committee may determine in its sole discretion.

These performance goals are designed to balance short- and long-term financial and strategic objectives for building stockholder value and are further based on a review of the operating results of other peer companies. The Committee sets these goals so that participants will achieve their target bonuses when the Company’s Operating Profit Margin and revenue growth goals are achieved. In determining the amount of a bonus payment for an individual participant, the Plan provides that the Committee will set forth a formula for each Plan Cycle for determining the pay-out percentage (the “Incentive Plan Pay-Out Percentage”) based on the actual performance of the Company relative to its semi-annual performance goals. The Incentive Plan further provides that payments may exceed the target payouts when the Company’s financial performance exceeds the achievement of the semi-annual performance goals. Payments under the Incentive Plan may not exceed 250% of a participant’s target bonus for any applicable payout period. The Incentive Plan further provides that no payments may be made unless certain Operating Profit Margin thresholds are met. If, in the event of a change of control of the Company, the Incentive Plan is not assumed or replaced with a comparable plan by the Company’s successor, each participant under the Incentive Plan will receive a pro rata cash payment for their target bonus, based upon the number of calendar days completed in the current semi-annual period, multiplied by an Incentive Plan pay-out percentage of 100%.

For the first semi-annual performance period in fiscal year 2010, the performance targets were set such that a participant would receive 100% of his or her target bonus if the Company achieved an Operating Profit Margin of 15% and an annual revenue growth between 0% and 15% during the semi-annual period. Specifically, the formula for determining the Incentive Plan Pay-Out Percentage was set by the Committee as follows:

(1)	An operating profit payout percentage is determined based on the Company’s Operating Profit Margin for the performance period. If the Company fails to achieve a threshold

Operating Profit Margin of 7%, then no bonuses would be paid to the CEO or executive officers.

(2)	At the threshold Operating Profit Margin of 7%, the operating profit payout percentage would be 25%. At the target Operating Profit Margin of 15%, the operating profit payout percentage would be 100%. For Operating Profit Margin performance by the Company between the threshold of 7% and the target of 15%, the operating profit percentage payout would be determined by using straight-line interpolation between the threshold and target points. For example, if the Company achieved an Operating Profit Margin of 10%, the operating profit payout percentage would be calculated as 53% (25% + (3/8 x 75%)).

(3)	For performance above the target Operating Profit Margin of 15%, the operating profit payout percentage would increase linearly by 10% for each percentage point of Operating Profit Margin in excess of 15%. For example, if the Company achieved an Operating Profit Margin of 20%, the operating profit payout percentage would be calculated as 150% (100% + (5 x 10%)).

(4)	Once the operating profit payout percentage is determined, the Incentive Plan Pay-out Percentage is calculated by multiplying the operating profit payout percentage by a revenue growth multiplier.

(5)	For the first semi-annual period of fiscal year 2010, the revenue growth multiplier was set at 50% for revenue growth below -5% and 100% for target revenue growth between 0% and 15%. For revenue growth performance between -5% and 0%, the revenue growth multiplier would be determined using straight-line interpolation between these points. For example, if the Company achieved -4% revenue growth during the period, the revenue growth multiplier would be calculated as 60% (50% + (1/5 x 50%).

(6)	For performance levels above the target revenue growth between 0% and 15%, the revenue growth multiplier would increase linearly by 5% for each percentage point of revenue growth in excess of 15%. For example, if the Company achieved annual revenue growth of 20% in the relevant period, the revenue growth multiplier would be calculated as 125% (100% + (5% x 5)).

As a result of the Company’s performance in the first half of the fiscal year, no payments were made to the CEO or any executive officer under the Incentive Plan because the Company did not achieve the required 7% Operating Profit Margin threshold for that period.

For the second semi-annual performance period in fiscal year 2010, the Committee maintained the same Operating Profit Margin targets and thresholds for executive officers as the first semi-annual period. The revenue growth multiplier was set at 50% for revenue growth during the period below 5%, and 100% for target revenue growth of 15%. For revenue growth between 5% and 15% during the period, the revenue growth multiplier would be determined using straight-line interpolation between those two points. For performance levels above the target revenue growth of 15%, the revenue growth multiplier would increase linearly by 5% for each percentage point of revenue growth in excess of 15%. In addition, the Committee set an overall cap on total payments under the Company’s variable compensation plans (including the Incentive Plan) to 12% of the Company’s non-GAAP operating profit. The Committee instituted a cap because it determined that the proposed targets and thresholds under the Inventive Plan created a risk that a large percentage of the Company’s operating profit for the period would be paid out as bonuses due to the anticipated revenue growth of the Company for the period. The Committee set the cap at 12% based on its desire to provide a reasonable payout for performance to the Company’s performance targets while maintaining a reasonable cap on payouts as a percentage of non-GAAP operating profit under all of the Company’s variable compensation plans. As a result of the Company’s performance in the second semi-annual performance period, executive officers, including our CEO, CFO, and named executive officers, earned payments of approximately 133% of each individual’s target bonus for the semi-annual period.

The performance goals for the first six months of fiscal year 2011 were set by the Committee at its January 2010 meeting. The Committee maintained the same target Operating Profit Margin (15%) and target annual revenue growth (15%) as fiscal year 2010. The Committee also increased the threshold Operating Profit Margin to 10% and maintained the overall cap on total payments under the Company’s variable compensation plans (including the Incentive Plan) of 12% of the Company’s non-GAAP operating profit.

The following table summarizes the thresholds, targets, and actual performance and payouts under the Company’s Incentive Plan for fiscal year 2010, and the thresholds and targets for the first semi-annual period of fiscal year 2011:

	Threshold	Target		Cap	Company		Incentive
	Operating	Operating	Target	(as % of	Operating	Company	Plan
	Profit	Profit	Revenue	operating	Profit	Revenue	Payout
Plan Cycle	Margin	Margin	Growth	profit)	Margin	Growth	Percentage
1HFY10	7%	15%	15%	N/A	4.4%	–4.0%	0%

2HFY10	7%	15%	15%	12%	18%	65.2%	133%

1HFY11	10%	15%	15%	12%	-	-	-

Instead of participating in the Incentive Plan during fiscal year 2009, our Vice President of Worldwide Sales, Mr. Turk, participated in a sales commission plan with a target commission of $37,500 per quarter ($150,000 annual commission target) (the “Commission Plan”). The Commission Plan provided Mr. Turk incentives to increase stockholder value through the achievement of a combination of quarterly revenue, design wins, and individual and organization performance goals. Specifically, the Commission Plan provides that 50% of Mr. Turk’s commission is based on the Company’s product revenue performance (excluding non-product revenue adjustments) compared to the target revenue performance set forth in the Company’s annual operating plan, 30% is based on the Company’s generation of design wins (in dollars) compared to the target revenue design wins for each quarter, and 20% is based on performance objectives and goals as described below. Payments under the Commission Plan are made quarterly based on the performance to current quarter performance objectives and goals, and on year to date performance to revenue and design win dollar goals as set forth in the Company’s annual operating plan. Quarterly payments for the first three quarters will not exceed 25% of the annual commission target. In addition, the design win component and performance objective component are capped at 100% payment for the full year. However, the revenue component of the commission payment may exceed 100% for full year revenue performance in excess of the annual operating plan.

For fiscal year 2010, the target product revenue performance for each quarter was set based on the Company’s annual operating plan, which had been developed and finalized prior to the beginning of fiscal year 2010. At target performance, Mr. Turk would receive 100% of the portion of the commission based on product revenue performance. Below 50% performance to the target, Mr. Turk would receive no payout. At 75% performance to target, Mr. Turk would receive 25% of the portion of the commission based on product revenue performance. For performance levels between each of these three points (50%, 75%, and 100%), the revenue growth payout percentage for each quarter would be determined using straight-line interpolation between those points. For annual revenue performance in excess of the target revenue performance for the full year, Mr. Turk would receive an addition 0.5% payout for each percentage point of performance in excess of the annual revenue performance target. For example, for product revenue performance at 120% of the target annual product revenue performance as set forth in the Company’s annual operating plan, Mr. Turk would be entitled to a 110% payout of the portion of his commission based on revenue performance.

The target product revenue performance for Mr. Turk’s commission plan for fiscal year 2010 is summarized below:

Target Product Revenue
Period	(cumulative in thousands of dollars)

Q1FY10	$38,134
Q2FY10	$82,841
Q3FY10	$135,798
Q4FY10	$179,082

For the design win component of Mr. Turk’s commission, the target design win performance for each quarter was set based on a review of the Company’s annual operating plan, an evaluation of the Company’s current design win funnel, and an analysis of the design win funnel required to support the Company’s long-term strategic goal of 15% annual revenue growth rate. The overall method for determining the targets for the design win component involves the use of a proprietary model developed internally for measuring the Company’s design win funnel and a subjective analysis of the various factors evaluated in setting the design win target. At target performance, the design win component of Mr. Turk’s commission would pay out at 100%. For performance below target, the design win performance component would pay out at the same percentage as the percentage of design wins achieved to target design wins. For example, if the Company achieved 90% performance to its target design win goals, Mr. Turk would receive 90% of the portion of his target commission based on design wins. Performance in excess of the target annual design wins would not result in any additional payouts because the design win component payout is capped at 100% payment to target payout for the full year. For fiscal year 2010, the Committee believed that it was likely that Mr. Turk would achieve the target payment based on the Company’s design win funnel at the time the target was set.

For the performance objective component of Mr. Turk’s commission, the target objectives are set at the beginning of the fiscal year based on individual and organizational goals that are evaluated on a quarterly basis by our CEO. The percentage payout was determined by the actual percentage completion for each performance objective as evaluated by our CEO. Performance in excess of the target performance objectives would not result in any additional payouts because the performance objective component payout is capped at 100% payment to target payout for each quarter.

For fiscal year 2010, Mr. Turk’s performance objectives included the target performance objectives summarized below. The target objectives were set so that there was a reasonable likelihood that Mr. Turk would achieve 100% payment to target payouts for each quarter. The target performance objectives that (i) relate to detailed aspects of the Company’s internal operations and long-term strategic plans, the disclosure of which would result in competitive harm, and (ii) are not publicly disclosed, are indicated below as “Confidential.”

Performance Objective	Weight	Target

Quarterly operating profit (excluding non- recurring items)	15%	15%

Cost of sales	20%	8.8%

Quarterly Gross Margin	20%	Performance to annual operating plan (Confidential)

Strategic Account Revenue	20%	Performance to annual operating plan (Confidential)

Customer Satisfaction	10%	Confidential

Design win funnel and revenue growth in Japan	15%	Confidential

Based upon Mr. Turk’s and the Company’s performance toward these goals, Mr. Turk earned the following quarterly commissions for fiscal year 2010 as summarized below:

				Performance
		Revenue	Design Win	Objective	Total
	Target	Component	Component	Component	Commission
Quarter	Commission	Payout	Payout	Payout	Payout
Q1FY10	$37,500	$18,562	$9,968	$2,048	$30,578
Q2FY10	$37,500	$20,369	$12,533	$4,598	$37,500
Q3FY10	$37,500	$19,500	$11,250	$6,750	$37,500
Q4FY10	$37,500	$52,868	$11,250	$6,000	$70,118

Long-Term Incentives
Generally, stock option grants are made annually by the Compensation Committee to each of the Company’s executive officers. While other stock-based compensation vehicles have been considered, we have selected the use of stock options because of our belief that there is a near universal expectation by employees in our industry that they will receive stock option grants. Options also provide an effective compensation opportunity for companies focused on growth. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the

Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a defined period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

In September 2008, in conjunction with the Committee’s annual review of executive compensation, the Committee requested Mercer to develop recommendations for market competitive long-term incentive grant guidelines for ongoing annual grants for executives. To develop the recommended guidelines, Mercer considered the following: competitive market data, the Company’s internal organizational tiers, the Company’s historical stock option grant history, and stockholder dilution. Mercer also factored in the Company’s efforts to target an executive’s total direct compensation at the 50th percentile of the Market Composite Data. Based on its analysis, Mercer recommended target grant values stated as a multiple of each executive officer’s base salary. In order to take into account the volatility of the Company’s share price in the calculation of the recommended annual grant guideline, Mercer used a Black Scholes adjusted share price at the date of grant based on a three-month-average share price and a 49% Black Scholes percentage. Based on its analysis, Mercer suggested guidelines with the following ranges: 2.5 – 3.0 times base salary for the CEO and 0.8 – 1.2 times base salary for all other executive officers.

In addition to the suggested annual grant guidelines, the Compensation Committee also takes into account the number and current value of options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The Committee further considers the Company’s current equity burn rate and dilution in setting the number of options available for grant to executive officers. The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock price appreciation based upon the individual’s position with the Company, current performance, anticipated future contribution based on that performance, and ability to affect corporate and/or business unit results. The Committee utilizes a largely discretionary approach for determining the amount of equity awards awarded to an individual executive officer and looks collectively at all of these factors. Ultimately, the Committee’s decision with respect to the size of equity grants is subjective and made in the sole discretion of the Committee.

For fiscal year 2010, Mercer recommended that the long-term incentive grant guidelines that had been set in September 2008 remained competitive. Based on these recommended guidelines, and the other relevant factors summarized above, the Compensation Committee approved the award of options to the Company’s executive officers in conjunction with the Company’s annual review of equity awards for all employees in September 2009. The relevant weight given to each of these factors varies from individual to individual. These options were awarded on the Company’s Monthly Grant Date (as defined below) in October 2009. In general, the value of the stock option grants for executives in fiscal year 2010 fell below the recommended guidelines, reflecting the Company’s low stock price at the time of the approval of the equity awards.

Option Granting Practices and Timing
The Compensation Committee has implemented a process whereby new employee equity grants and special stock grants are granted and priced on the first Wednesday of each calendar month (the “Monthly Grant Date”). The purpose of this process is to minimize the administrative burdens that would be created with multiple monthly grant dates and to ensure that all required approvals are obtained on or before the Monthly Grant Date. If the Monthly Grant Date occurs on a Company holiday, or on other days that the Company or Nasdaq is closed for business, the Monthly Grant Date will be the next regularly scheduled business day. The Compensation Committee does not have any program, plan or practice to time option grants to its executives in coordination with the release of material non-public information.

Post-Employment Compensation
On July 26, 2007, after a review of other companies’ practices with respect to management severance plans and after considering the recommendations of Mercer, the Compensation Committee approved and adopted an Executive Severance and Change of Control Plan (the “2007 Severance Plan”). As discussed on page 36 in the section of this proxy statement entitled “Potential Payments Upon Termination or Change of Control,” the 2007 Severance Plan provides certain severance and other benefits to eligible executive officers (“Eligible Executives”), including our CEO and Named Executive Officers, whose employment is involuntarily terminated by the Company (other than for cause) or whose employment terminates following a change of control of the Company. The Plan became effective on October 1, 2007.

The 2007 Severance Plan provides that, in the event of an Eligible Executive’s involuntary termination other than for cause, an Eligible Executive will be eligible to receive: (i) a continuation of base salary for a period of up to six months (up to 12 months for the Company’s CEO) following termination, and (ii) payment in full of a reasonable estimate of premiums for three months of continued health care coverage.

The 2007 Severance Plan further provides that, if an Eligible Executive’s employment is terminated either by the Company without cause or by the Eligible Executive for good reason within 12 months following a change in control, the Eligible Executive will be eligible to receive (in lieu of the benefits described above): (i) a lump sum payment equal to twelve months’ salary, (ii) acceleration in full of any unvested stock options or any other securities or similar incentives that have been granted or issued to the Eligible Executive as of the termination date, and (iii) payment in full of a reasonable estimate of COBRA premiums for twelve months. The Eligible Executive shall have six months from the termination date to exercise any vested options.

The 2007 Severance Plan may not be amended or terminated without the consent of any Eligible Executive during the one year prior to or following the occurrence of a change in control, if such amendment would be adverse to the interest of such Eligible Executive. In order to receive severance payments under the 2007 Severance Plan, an Eligible Executive must execute a general release of all claims against the Company. Additional details and specific terms of the Severance Plan are set forth in the section of this proxy entitled “Potential Payments upon Termination or Change in Control.”

We continue to maintain a severance plan because we believe it is consistent with the practices of peer companies and helps ensure that we are able to attract and retain top talent. Further, we believe that our plan provides a level of stability for our executives during volatile business conditions that have historically existed in our industry so they remain focused on their responsibilities and the long-term interests of the Company during such times.

Other Benefits.
All of our employees, including executive officers, are eligible to participate in Cirrus Logic’s benefit programs, including our 401(k) plan; medical, vision and dental plans; and certain other standard employee benefit plans. The Cirrus Logic, Inc. 401(k) Plan is a tax-qualified profit sharing and 401(k) plan. Under the plan, we match 50% of up to the first 6% of an employee’s pre-tax deferrals, up to the IRS compensation limits.

Our CEO and other executive officers participate in the Cirrus Logic benefit programs to the same extent as all other salaried Cirrus Logic employees based in the United States. In addition to the benefits that are generally available to all of our salaried employees, we also reimburse up to $500 for an annual physical examination for each of our executive officers to the extent the physical examination is not covered under our standard health care plans.

Role of Executive Officers in Establishing Compensation. Our Human Resources and Legal departments support the Compensation Committee in its work and in fulfilling various functions in administering our compensation programs. This support generally consists of assistance with providing Survey Group data, proposals of potential ranges of various components of compensation for executive officers based on the Survey Group data, and information regarding available shares under the Company’s various equity incentive plans. Regular meetings of our Compensation Committee are generally attended by our CEO, Vice President of Human Resources, and our General Counsel. Because each of the Company’s executive officers (other than the CEO) reports directly to the CEO, the Compensation Committee relies upon input and recommendations from the CEO in determining an executive officer’s compensation. The Compensation Committee considers and sets the compensation of the CEO when no members of management are present.

Tax Considerations
Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to the CEO and any of the four most highly compensated officers to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Under the Treasury Regulations corresponding to Section 162(m) of the Internal Revenue Code, compensation received through the exercise of an option will not be subject to the $1,000,000 limit if it qualifies as “qualified performance-based compensation” within the meaning of Section 162(m). It is the Committee’s objective that, so long as it is consistent with the Company’s overall business, compensation, and retention objectives, the Company will endeavor, to the extent reasonable, to keep executive compensation deductible for federal income tax purposes. Although our preference is to keep executive compensation deductible for federal income tax purposes, our stockholders have not approved our Incentive Plan, or the performance goals under our Incentive Plan. Therefore, we expect that any payments under the Incentive Plan will not qualify as “performance-based compensation” under 162(m).

In fiscal year 2010, no portion of a tax deduction was disallowed under Section 162(m).

Section 280G of the Internal Revenue Code disallows the deduction of any “excess parachute payment” paid in connection with certain events. A portion of amounts payable under the 2007 Severance Plan constitute “excess parachute payments.” Accordingly, the 2007 Severance Plan provides for a modified 280G cut back pursuant to which payments and benefits under the 2007 Severance Plan will be reduced in the event such reduction produces a greater after-tax benefit to the executive. See “Potential Payments Upon Termination or Change of Control” at page 36.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee of the Board currently consists of Messrs. Carter, Dehne, Sherman and Smith. None of these directors was an officer or employee of the Company at any time during the fiscal year ended March 27, 2010.

None of our executive officers have ever served as a member of the board of directors or the compensation committee of another entity that has or has had, at the time of his service or during the same fiscal year, one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

William D. Sherman, Chairman
John C. Carter
Timothy R. Dehne
Robert H. Smith

SUMMARY OF EXECUTIVE COMPENSATION

The following table provides certain summary information concerning the compensation awarded to, earned by, or paid to the following executive officers (“Named Executive Officers”): the Company’s CEO, CFO, and each of the three other most highly compensated executive officers of the Company for the fiscal year ended March 27, 2010. The table sets forth compensation for services rendered by the Named Executive Officers for the fiscal years ended March 27, 2010; March 28, 2009; and March 29, 2008.

				Non-Equity		All
Name and Principal			Option	Incentive Plan		Other
Position	Year	Salary	Awards (2)	Compensation		Compensation		Total
		($)	($)	($)		($)		($)
(a)	(b)	(c)	(f)	(g)		(i)		(j)
Jason P. Rhode, (1)	2010	$390,000	$1,093,712	$193,971	(3)	$23,101	(5)	$1,700,784
President and Chief Executive	2009	364,192	770,868	25,170	(3)	7,748	(6)	1,167,978
Officer	2008	320,769	1,092,413	36,934	(4)	6,988	(7)	1,457,104

Thurman K. Case,	2010	$245,000	$204,160	$81,236	(3)	$8,588	(8)	$538,984
Chief Financial Officer, Vice	2009	237,962	145,468	10,541	(3)	8,177	(9)	402,148
President of Finance and Treasurer	2008	230,000	200,051	25,358	(4)	6,635	(10)	462,044

Scott Anderson,	2010	$275,000	$262,491	$91,183	(3)	$3,381	(11)	$632,055
Senior Vice President, General	2009	275,000	197,836	11,832	(3)	4,020	(12)	488,688
Manager, Mixed Signal Audio

Gregory S. Thomas,	2010	$275,000	$262,491	$91,183	(3)	$25,210	(13)	$653,884
Vice President, General Counsel	2009	275,000	197,836	11,382	(3)	7,500	(14)	491,718
and Corporate Secretary	2008	275,000	200,051	30,319	(4)	7,393	(15)	512,763

Timothy Turk,	2010	$255,000	$204,160	$175,695	(16)	$8,673	(17)	$643,528
Vice President, Worldwide Sales	2009	251,673	197,836	98,964	(16)	101,059	(18)	649,532

(1)	Jason P. Rhode was appointed President and CEO on May 17, 2007.
(2)	This column shows amounts that do not reflect compensation actually received by the Named Executive Officer, but represents the aggregate grant date fair value of all options granted in fiscal 2010 and previous fiscal years as determined pursuant to FASB ASC Topic 718. The assumptions underlying the calculation under FASB ASC Topic 718 are discussed under Note 12, Stockholders’ Equity, in our Form 10-K for the fiscal year ended March 27, 2010.
(3)	This amount was earned under the Company’s 2007 Management and Key Individual Contributor Incentive Plan, which is described in further detail in the “Compensation Discussion and Analysis — Annual Performance Awards” section of these proxy materials.
(4)	This amount was earned in the first half of fiscal year 2008 under the Company’s Variable Compensation Plan, which was replaced for the management team, including the Company’s Named Executive Officers, by the Company’s 2007 Management and Key Individual Contribution Incentive Plan in September 2007. No payments were made to the Named Executive Officers pursuant to the 2007 Management and Key Individual Contribution Incentive Plan for the second half of fiscal year 2008.
(5)	This amount includes $7,350 in matched contributions under our 401(k) plan, $609 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Rhode, $28 in tax gross ups paid to all employees of the Company with respect to the Company’s long term disability plan, and $15,114 in payment for accrued vacation made in association with changes made to the Company’s vacation policy.
(6)	This amount includes $7,154 in matched contributions under our 401(k) plan and $594 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Rhode.
(7)	This amount includes $6,415 in matched contributions under our 401(k) plan and $573 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Dr. Rhode.
(8)	This amount includes $7,350 in matched contributions under our 401(k) plan, $1,215 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case, and $23 in tax gross ups paid to all employees of the Company with respect to the Company’s long term disability plan.

(9)	This amount includes $7,004 in matched contributions under our 401(k) plan and $1,173 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case.
(10)	This amount includes $5,504 in matched contributions under our 401(k) plan and $1,132 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Case.
(11)	This amount includes $775 in opt-out payments associated with opting out of the Company’s medical plan, $2,580 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Anderson, and $26 in tax gross ups paid to all employees of the Company with respect to the Company’s long term disability plan.
(12)	This amount includes $2,580 in opt-out payments associated with opting out of the Company’s medical plan, and $1,440 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Anderson.
(13)	This amount includes $7,350 in matched contributions under our 401(k) plan, $669 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Thomas, $25 in tax gross ups paid to all employees of the Company with respect to the Company’s long term disability plan, and $17,165 in payment for accrued vacation made in association with changes made to the Company’s vacation policy.
(14)	This amount includes $6,900 in matched contributions under our 401(k) plan and $600 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Thomas.
(15)	This amount includes $6,793 in matched contributions under our 401(k) plan and $600 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Thomas.
(16)	Amount reflects sales commission payments earned during fiscal year 2010.
(17)	This amount includes $7,379 in matched contributions under our 401(k) plan, $1,270 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Turk, and $24 in tax gross ups paid to all employees of the Company with respect to the Company’s long term disability plan.
(18)	This amount includes $6,905 in matched contributions under our 401(k) plan and $1,256 associated with the value of insurance premiums paid with respect to life insurance for the benefit of Mr. Turk. In addition, this amount includes $1,521 in reimbursement for actual moving expenses and, a one-time payment of $91,377 in lieu of reimbursement for future housing and other living expenses, including relocation expenses.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended March 27, 2010, to the Named Executive Officers. All of the stock options reflected in the table were granted under our 2006 Equity Incentive Plan. Each stock option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. Unless noted, the exercisability of options vests with respect to 25% of the shares underlying the option one year after the date of grant and with respect to the remaining shares underlying the option thereafter in 36 equal monthly installments. The exercise price of each stock option is equal to the closing price of our common stock on the date of grant. The amounts reflected in the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” set forth potential payouts under the Company’s 2007 Management and Key Individual Contributor Incentive Plan, which is described further at page 24.

Name	Grant	Approval	Estimated Future Payouts Under Non-Equity					All Other	Exercise or
	Date (1)	Date	Incentive Plan Awards					Option	Base Price	Grant Date
								Awards:	of Option	Fair Value
								Number of	Awards	of Option
								Securities	($/Sh)	Awards (2)
								Underlying
			Threshold		Target		Maximum	Options
			($)		($)		($)	(#)
(a)	(b)		(c)		(d)		(e)	(j)	(k)	(l)
Jason P. Rhode,			$0	(3)	$292,500		$731,250
President and Chief	10/7/2009	9/22/09						375,000	$5.55	$1,093,712
Executive Officer

Thurman K. Case,			$0	(3)	$122,500		$306,250
Vice President, Chief	10/7/2009	9/22/09						70,000	$5.55	$204,160
Financial Officer, and
Principal Accounting Officer

Scott Anderson,			$0	(3)	$137,500		$343,750
Senior Vice President	10/7/2009	9/22/09						90,000	$5.55	$262,491
And General Manager,
Mixed Signal Audio

Gregory S. Thomas,			$0	(3)	$137,500		$343,750
Vice President,	10/7/2009	9/22/09						90,000	$5.55	$262,491
General Counsel and Corporate Secretary

Timothy Turk,					$150,000	(4)
Vice President,	10/7/2009	9/22/09	—					70,000	$5.55	$204,160
Worldwide Sales

(1)	The Company’s policy is to grant employee options on the first Wednesday of the month (the “Monthly Grant Date”) after the Company’s Compensation Committee approves the grant. If the Monthly Grant Date occurs on a Company holiday, or on other days that the Company or Nasdaq is closed for business, the Monthly Grant Date is the next regularly scheduled business day when the Company and Nasdaq are open for business.
(2)	This amount represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The assumptions underlying the calculation under FASB ASC Topic 718 are discussed under Note 12, Stockholders’ Equity, in the Company’s Form 10-K for the fiscal year ended March 27, 2010.

(3)	Payments may be paid only if Operating Profit Margin thresholds are achieved pursuant to the Company’s 2007 Management and Key Individual Contributor Incentive Plan (as described further at page 24). No bonuses may be paid under the plan if the Operating Profit Margin thresholds are not achieved.
(4)	Instead of participating in the Company’s 2007 Management and Key Individual Contributor Incentive Plan, Mr. Turk participates in a sales commission plan.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the outstanding equity award holdings held by our Named Executive Officers as of March 27, 2010.

			Equity
			Incentive
Name			Plan
	Number of		Awards:
	Securities	Number of	Number of
	Underlying	Securities	Securities
	Unexercised	Underlying	Underlying
	Options	Unexercised	Unexercised	Option	Option
	Exercisable	Options	Unearned	Exercise	Expiration
	(1)	Unexercisable	Options	Price	Date
	(#)	(#)	(#)	($)

(a)	(b)	(c)	(d)	(e)	(f)

Jason P.	10,000	-		$3.87	8/7/2012

Rhode,	90,000	-		$4.58	3/2/2015

President	30,000	-		$5.16	10/6/2014

and Chief	93,853	171,147		$5.25	10/1/2018

Executive	-	375,000		$5.55	10/7/2019

Officer	15,000	-		$6.97	10/24/2013

	223,437	101,563		$7.87	6/6/2017

	80,000	-		$8.06	3/1/2016

	3,400	-		$14.33	2/21/2012

	3,400	-		$15.30	8/15/2011

	10,000	-		$16.69	4/3/2010

	10,000	-		$17.15	4/3/2012

	5,000	-		$32.56	10/3/2010

Outstanding Equity Awards at Fiscal Year-End (continued from previous page)

Thurman K.	27,159	(2)	-	$3.40	6/23/2013

Case,	25,000		-	$4.58	3/2/2015

Vice President,	17,708		32,292	$5.25	10/1/2018

Chief Financial	-		70,000	$5.55	10/7/2019

Officer, and	45,312		29,688	$6.51	10/3/2017

Principal	30,000		-	$8.06	3/1/2016

Accounting	25,000		-	$8.17	4/7/2014

Officer	37,499		12,501	$8.41	3/7/2017

Scott Anderson,	24,083		43,917	$5.25	10/1/2018

Senior Vice	-		90,000	$5.55	10/7/2019

President And General Manager, Mixed Signal Audio	116,666		83,334	$5.67	11/7/2017

Gregory S.	22,383	(2)	-	$3.40	6/23/2013

Thomas, Vice	60,000		-	$4.58	3/2/2015

President,	24,083		43,917	$5.25	10/1/2018

General Counsel	-		90,000	$5.55	10/7/2019

and Corporate	45,312		29,688	$6.51	10/3/2017

Secretary	100,000		-	$7.53	12/18/2013

	80,000		-	$8.06	3/1/2016

Timothy Turk,	24,083		43,917	$5.25	10/1/2018

Vice President,	-		70,000	$5.55	10/7/2019

Worldwide Sales	93,749		56,251	$6.71	9/5/2017

(1) Unless otherwise noted within this column, all options vest over four years, with a one-year cliff vesting for 25% of the options and 1/36 of the remaining options vesting on a monthly basis over the following three years.

(2) Options granted on June 23, 2003, to Messrs. Case and Thomas vested over four years, with a six-month cliff vesting for 20% of the options, a 12-month cliff vesting for 20% of the options, and 1/36 of the remaining options vesting on a monthly basis over the following three years.

2010 Options Exercised and Stock Vested
During fiscal year 2010, no options were exercised and no restricted stock vested by our Named Executive Officers.

Pension Benefits and Nonqualified Deferred Compensation
The Company does not sponsor or maintain either a defined benefit pension plan or a nonqualified deferred compensation plan for the benefit of its employees.

Potential Payments upon Termination or Change of Control.
The Company does not maintain individual employment, severance, or change of control agreements with the Named Executive Officers; however, on July 26, 2007, our Compensation Committee approved and adopted an Executive Severance and Change of Control Plan (the “2007 Severance

Plan”) providing certain benefits to individuals employed by the Company and its subsidiaries at the level of Chief Executive Officer and Vice President or above and reporting directly to the Chief Executive Officer (“Eligible Executives”) in the event that an executive is involuntarily terminated other than for cause or whose employment terminates following a change of control of the Company. The Plan became effective on October 1, 2007.

The Company adopted and maintains the 2007 Severance Plan because we believe it helps to ensure that we are able to attract and retain top talent. Further, we believe that our plan provides a level of stability for our executives during volatile business conditions that have historically existed so that they remain focused on their responsibilities and the long-term interests of the Company during such times.

The 2007 Severance Plan provides that, in the event of an Eligible Executive’s involuntary termination other than for “cause,” an Eligible Executive will be eligible to receive: (i) a continuation of base salary for a period of up to 6 months (up to 12 months for the Company’s Chief Executive Officer) following termination, and (ii) payment in full of a reasonable estimate of COBRA premiums for three (3) months.

The 2007 Severance Plan further provides that, if an Eligible Executive’s employment is terminated either by the Company without “cause” or by the Eligible Executive for “good reason” within 12 months following a “change in control,” the Eligible Executive will be eligible to receive: (i) a lump sum payment equal to twelve (12) months’ salary, (ii) acceleration in full of any unvested stock options or any other securities or similar incentives that have been granted or issued to the Eligible Executive as of the termination date, and (iii) payment in full of a reasonable estimate of COBRA premiums for twelve (12) months. The Eligible Executive shall have six months from the termination date to exercise any vested options.

For purposes of the 2007 Severance Plan, the term “cause” means (i) gross negligence or willful misconduct in the performance of an executive officer’s duties; (ii) a material and willful violation of any federal or state law that if made public would injure the business or reputation of the Company; (iii) a refusal or willful failure to comply with any specific lawful direction or order of the Company or the material policies and procedures of the Company including but not limited to the Company’s Code of Conduct and the Company’s Insider Trading Policy as well as any obligations concerning proprietary rights and confidential information of the Company; (iv) a conviction (including a plea of nolo contendere ) of a felony, or of a misdemeanor that would have a material adverse effect on the Company’s goodwill if the executive officer were to continue to be retained as an employee of the Company; or (v) a substantial and continuing willful refusal to perform duties ordinarily performed by an employee in the same position and having similar duties as the executive officer. The term “good reason” means: (i) without the executive officer’s express written consent, a material reduction of the executive officer’s duties, authority, or responsibilities relative to the executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company in the base salary of an executive officer as in effect immediately prior to such reduction; or (iii) the relocation of an executive officer’s principal work location to a facility or a location more than fifty (50) miles from executive officer’s then present principal work location. “Good reason” shall not exist unless the executive officer provides written notice of the circumstances alleged to give rise to good reason within thirty (30) days of their occurrence and we (or our successor) fails to cure such circumstances within thirty (30) days.

For purposes of the 2007 Severance Plan, the term “change of control” means the occurrence of one or more of the following with respect to the Company: (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the then outstanding stock of the Company entitled to vote generally in the election of the members of the Company’s Board of

Directors; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which both (A) securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned common stock immediately prior to such merger or consolidation, and (B) the members of the Board of Directors immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board of Directors immediately after such merger or consolidation; (iii) any reverse merger in which the Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, Common Stock immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or (B) the members of the existing Board do not constitute a majority of the Board of Directors immediately after such reverse merger; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than a sale, transfer or other disposition to one or more subsidiaries of the Company).

The 2007 Severance Plan may not be amended or terminated without the consent of any Eligible Executive during the one year prior to or following the occurrence of a change in control, if such amendment would be adverse to the interest of such Eligible Executive. If any payment or benefit under the 2007 Severance Plan would be a parachute payment (within the meaning of Section 280G of the Internal Revenue Code) and would therefore result in the imposition of an excise tax, an Eligible Executive’s payments and benefits will not exceed the amount that produces the greatest after-tax benefit to the executive.

In order to receive severance payments under the 2007 Severance Plan, an Eligible Executive must execute a release of all claims against the Company.

In addition, under the Company’s 2007 Management and Key Individual Contributors Incentive Plan (the “Incentive Plan”), as described further in the Compensation Discussion and Analysis of this proxy, a participant must be continuously employed through the last day of the applicable plan cycle and through the date that cash bonuses under the Incentive Plan for such plan cycle are actually paid. However, participants whose employment terminates under certain circumstances (such as without “cause” or due to death or “disability”) during a plan cycle will be eligible to receive a pro rata cash bonus payment based on the number of days the participant was employed during that plan cycle and our actual performance during the plan cycle. The pro rata bonus amount will be paid to the terminated participant on or before the 15th day of the third month after the later of (i) the last day of the calendar year in which the termination occurred or (ii) the last day of our taxable year in which the termination occurred. In addition, if a change of control occurs and our successor does not assume the Incentive Plan, each participant will receive a pro rata cash bonus payment based on the number of calendar days completed in the current plan cycle multiplied by an incentive plan pay-out percentage of 100 percent. Any such payment will be made in a lump sum in cash within ten (10) days of the change of control.

For purposes of the Incentive Plan, the term “cause” means (i) gross negligence or willful misconduct in the performance of a participant’s duties to us after one written warning detailing the concerns and offering the participant opportunities to cure, (ii) material and willful violation of any federal or state law, (iii) commission of any act of fraud with respect to us, (iv) conviction of a felony or any crime causing material harm to our standing and reputation, or (v) intentional and improper disclosure of our confidential or proprietary information. The term “disability” means total and permanent disability as defined in accordance with our long term disability plan.

For purposes of the Incentive Plan, the term “change in control” means (i) the sale, lease, conveyance or other disposition of all or substantially all of our assets to any person, entity or group of persons acting in concert, (ii) any person (as defined in Section 13(d) and 14(d) of the Securities

Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities, or (iii) a merger or consolidation of us with any other corporation, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or party outstanding immediately after such merger or consolidation).

The discussion and tables below disclose the amount of compensation and/or other benefits due to the Named Executive Officers in the event of their termination or employment and/or in the event we undergo a change in control. The amounts disclosed assume that such termination and/or the occurrence of such change of control was effective as of March 27, 2010. The amounts below have been calculated using numerous other assumptions that we believe to be reasonable and include amounts earned through March 27, 2010, and estimates to the amounts that would be paid out to the Named Executive Officers upon their respective terminations and/or upon the occurrence of a change of control. The actual amounts to be paid out are dependent on various factors, which may or may not exist at the time a Named Executive Officer is actually terminated and/or a change of control actually occurs. Therefore, such amounts and disclosures should be considered “forward looking statements.”

The estimated amount of compensation payable to each of our Named Executive Officers pursuant to the 2007 Severance Plan and the Incentive Plan in the event of involuntary termination other than for cause is set forth in the table below:

			Cash Bonus
	Salary Continuation	Health Benefits	under
Name	(1)	(2)	Incentive Plan	Total

Jason P. Rhode, President and Chief Executive Officer	$390,000	$1,358	$—	$391,358

Thurman K. Case, Vice President, Chief Financial Officer, and Principal Accounting Officer	$122,500	$4,761	$—	$127,261

Scott Anderson Senior Vice President and General Manager, Mixed-Signal Audio	$137,500	$2,986	$—	$140,486

Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	$137,500	$4,357	$—	$141,857

Tim Turk, Vice President, Worldwide Sales	$127,500	$4,761	$—	$132,261

(1)	The salary continuation payment for the Chief Executive Officer represents twelve months of his base salary as in effect on March 27, 2010; for all Named Executive Officers, the amount is based on six months of base salary.
(2)	The valuation of healthcare benefits is based on an estimate of the COBRA payments required for the three month period payable by the Company.

The estimated amount of compensation payable to each of our currently-employed Named Executive Officers pursuant to the 2007 Severance Plan in the event of termination following a change of control, other than for cause, is set forth in the table below. The possible application of any cutback required under the 2007 Severance Plan due to Section 280G of the Internal Revenue Code has not been included in these calculations:

		Accelerated
		Vesting		Cash Bonus
		of	Health	Under
	Salary	Unvested Options	Benefits	Incentive Plan
Name	Continuation	(1)	(2)	(3)	Total

Jason P. Rhode, President and Chief Executive Officer	$390,000	$2,417,220	$5,432	$146,250	$2,958,902

Thurman K. Case, Vice President, Chief Financial Officer, and Principal Accounting Officer	$245,000	$506,885	$19,042	$61,250	$832,177

Scott Anderson, Senior Vice President and General Manager, Mixed-Signal Audio	$275,000	$811,751	$11,943	$68,750	$1,167,444

Gregory S. Thomas, Vice President, General Counsel and Corporate Secretary	$275,000	$635,606	$17,427	$68,750	$996,783

Tim Turk, Vice President, Worldwide Sales	$255,000	$589,707	$19,042	$—	$863,749

(1)	The valuation of accelerated vesting is based on the estimated value that would have been realized based on the difference between the exercise price of the options that were subject to accelerated vesting and the closing price of our common stock on March 26, 2010, which was $7.89.
(2)	The valuation of healthcare benefits is based on an estimate of the COBRA payments required for the 12-month period payable by the Company.
(3)	Mr. Turk did not participate in the Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s common stock that may be issued upon the exercise of options, warrants, and rights under all of the Company’s existing equity compensation plans as of March 27, 2010, including the 1990 Directors’ Stock Option Plan, the 1996 Stock Plan, the 2002 Stock Option Plan, the 2006 Stock Incentive Plan, the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, the Stream Machine Company 1996 Stock Plan, and the Stream Machine Company non-statutory stock option grants made outside of a plan (in thousands, except per share amounts):

	(A)		(C)
	Number of	(B)	Number of securities
	Securities to be	Weighted-average	remaining available for
	issued upon exercise	exercise price of	future issuance under equity
	of outstanding	outstanding	compensation plans (except
	options, warrants,	options, warrants,	securities reflected in
	and rights	and rights	column (A))

Equity compensation plans approved by security holders (1)	8,240	$7.30	9,892	(2)
Equity compensation plans not approved by security holders (3)	2,139	$6.03	—

Total	10,379	$6.74	9,892

(1)	The Company’s stockholders have approved the Company’s 1990 Directors’ Stock Option Plan, the 1996 Stock Plan, and the 2006 Stock Incentive Plan. The following plans were assumed by the Company at the time of acquisition, and Cirrus Logic stockholder approval was not required for these plans or their respective outstanding grants, as they were approved by the acquired companies’ stockholders: the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, the Stream Machine Company 1996 Stock Plan, and the Stream Machine Company non-statutory stock option grants made outside of a plan.
(2)	Our Board discontinued all future grants under the option plans that we assumed in connection with our past acquisitions; as a result, shares under these plans have not been included in the total shares remaining available for future issuance. As of March 27, 2010, the Company was granting equity awards only under the 2006 Stock Incentive Plan. Approximately 38,000 shares have been deducted from the shares available for future issuance under the 2006 Stock Incentive Plan due to a 1.5 full value award multiplier applied to restricted stock awards pursuant to the plan.
(3)	In August 2002, the Board approved the 2002 Stock Option Plan, which permits awards of fair market value stock options to non-executive employees. As of July 2006, when our stockholders approved the adoption of the 2006 Stock Incentive Plan, we canceled all remaining options available for grant under the 2002 Stock Option plan.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee is comprised solely of independent directors, as defined by the applicable Nasdaq listing standards and rules of the SEC, and it operates under a written charter adopted by the Board, which is available under the Corporate Governance section of our “Investors” page on our Web site at www.cirrus.com. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Audit Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. The Sarbanes-Oxley Act of 2002 added provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. In 2004, Nasdaq also adopted, and the SEC approved, additional rules concerning audit committee structure, membership, authority, and responsibility. The Audit Committee amended and restated its charter in response to the Sarbanes-Oxley Act and the Nasdaq listing standards, and continues to review and assess the adequacy of its charter on an annual basis, and will revise it to comply with other new rules and regulations as they are adopted.

As described more fully in its charter, the primary focus of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control, and audit functions. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

In accordance with the Sarbanes-Oxley Act and the Nasdaq listing standards, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Audit Committee serves an oversight role for the Board in which it provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young. Management represented to the Audit Committee that the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended March 27, 2010, were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by PCAOB Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young the firm’s independence. In addition, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management, and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 27, 2010, as filed with the SEC.

Submitted by the Audit Committee of the Board:

Robert H. Smith, Chairman
John C. Carter
D. James Guzy

AUDIT AND NON-AUDIT FEES AND SERVICES

Audit and Related Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young, LLP for fiscal years 2010 and 2009.

	2010	2009

Audit Fees	$395,160	$402,500
Audit-Related Fees	0	2,000
Tax Fees	10,043	13,750
All Other Fees	0	0

TOTAL	$405,203	$418,250

Audit Fees.  Audit services consisted of the audit of the Company’s consolidated financial statements and of management’s assessment of the operating effectiveness of internal control over financial reporting included in the Company’s annual report on Form 10-K, the review of the Company’s financial statements included in its quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees.  Audit-related services generally include fees for accounting consultations and registration statements filed with the SEC.

Tax Fees.  Tax services include tax compliance services, technical tax advice, administrative fees, as well as certain expatriate services.

All Other Fees.  There were no other fees during fiscal year 2010 or 2009.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy for the pre-approval of audit, audit-related, and non-audit services provided by the Company’s independent registered public accounting firm.

For audit and audit-related services, the independent auditor will provide the Audit Committee with an engagement letter and estimated budget for formal acceptance and approval at the beginning of the fiscal year. A list of non-audit services and estimated budget for such services for the upcoming fiscal year shall be submitted to the Audit Committee by Company management for pre-approval. To ensure prompt handling of unexpected non-budgeted non-audit related services, the Audit

Committee has delegated to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees if the cost of the service is less than $100,000. Any such unexpected services for which the cost is more than $100,000 shall be approved by the Audit Committee. If the Chair takes any action, the Chair will report such action to the Audit Committee at the next Audit Committee meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification and Insurance. Our Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance.

Procedures for Review, Approval, and Ratification of Related Party Transactions. The Board recognizes that Related Party Transactions (as defined below) can present conflicts of interest and questions as to whether transactions are in the best interests of the Company. Accordingly, the Board has documented and implemented certain procedures for the review, approval, or ratification of Related Party Transactions. Pursuant to these procedures, the Audit Committee must review, approve, or ratify any transactions with Related Parties (as defined below). When it is impractical to wait for a scheduled Audit Committee meeting, a proposed related-party transaction may be submitted to the Audit Committee Chair for approval and then subsequently reported to the Committee at the next Committee meeting.

This procedure seeks to ensure that Company decisions are based on the merits of the transaction and the interests of the Company and its stockholders. It is the Company’s preference to avoid Related Party Transactions but when, in the course of business, transactions with related parties are unavoidable, this procedure sets forth a methodology for considering a proposed Related Party Transaction. The standard to be applied when evaluating a proposed Related Party Transaction is whether such transactions are at arms length and on terms comparable to those terms provided to other unrelated entities in the marketplace.

For these purposes, a “Related Party” is any person who: (1) is, or at any time since the beginning of the company’s last fiscal year, was a director or executive officer of the Company or a nominee to become a director of the Company; (2) is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (3) is an immediate family member of any of the foregoing persons of the director, executive officer, nominee or more than 5% beneficial owner, and any person sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (4) any firm, corporation, or other entity in which any of the foregoing persons is employed, is a 5% beneficial owner, or is a partner, principal, or in a similar position of control or in which such person has a substantial ownership interest or control of the entity.

For these purposes, a “Related Party Transaction” is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant and in which a Related Party had, has, or will have a direct interest. The Company has not established a materiality limit for purposes of defining a Related Party Transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Executive officers, directors, and greater than ten percent stockholders are also required by the federal securities rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of the Forms 3, 4, and 5 received by the Company or representations from certain reporting persons, the Company believes that, during the fiscal year 2010, all Section 16(a) filing requirements applicable to its officers, directors, and 10% stockholders were met in a timely manner.

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

This year, we expect that a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

We will promptly deliver to you a separate copy of our annual report and proxy materials for the 2010 Annual Meeting and for future meetings if you so request. Please also contact Broadridge ICS if you wish to request delivery of a single copy of materials if you currently receive multiple copies.

COMMUNICATING WITH US

Communicating with the Board
If you would like to contact the Board, including a committee of the Board, you may write to the following address:

Board of Directors
c/o Corporate Secretary
Cirrus Logic, Inc.
2901 Via Fortuna
Austin, Texas 78746

The Corporate Secretary or chair of the Governance and Nominating Committee, as appropriate, reviews all correspondence addressed to the Board and regularly forwards to the Board a summary of all such correspondence that, in the opinion of the Corporate Secretary or chair of the Governance and Nominating Committee, deals with the functions of the Board or the Board Committees. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or individual Board members. Concerns relating to accounting, internal controls, or auditing issues will be immediately brought to the attention of the chair of the Audit Committee.

Other Communications
If you would like to receive information about the Company, you may use one of these convenient methods:

1.	To have information such as our latest Annual Report on Form 10-K or Form 10-Q mailed to you, please call our Investor Relations Department at (512) 851-4125.

2.	To view our home page on the Internet, use our Web site address: www.cirrus.com. Our home page provides you access to product, marketing and financial data, job listings, and an on-line version of this proxy statement, our Annual Report on Form 10-K, and other filings with the SEC.

If you would like to write to us, please send your correspondence to the following address:

Cirrus Logic, Inc.
Attention: Investor Relations
2901 Via Fortuna
Austin, TX 78746

If you would like to inquire about stock transfer requirements, lost certificates, and change of stockholder address, please contact our transfer agent, Computershare Investor Services, at (781) 575-2879 or by email to shareholder@computershare.com. You may also visit their Web site at www.computershare.com for step-by-step transfer instructions.

If you would like to report any inappropriate, illegal, or criminal conduct by any employee, agent, or representative of the Company; any violation of the Company’s Code of Conduct; or any complaint or concern regarding accounting, internal accounting controls or auditing matters, you may file an anonymous and confidential report by contacting EthicsPoint, an independent reporting system provider, by telephone at 1-866-384-4277 (1-866-ETHICSP), or through its website at www.ethicspoint.com.

ANNUAL REPORT

On June 1, 2010, we filed with the SEC an Annual Report on Form 10-K for the fiscal year ended March 27, 2010. The Annual Report on Form 10-K has been provided concurrently with this proxy Statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

Stockholders may also obtain a copy of the Annual Report on Form 10-K and any of our other SEC reports, free of charge, (1) from the SEC’s website at www.sec.gov, (2) from our website at www.cirrus.com, or (3) by writing to Investor Relations, Cirrus Logic, Inc., 2901 Via Fortuna, Austin, TX 78746. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material.

BY ORDER OF THE BOARD OF DIRECTORS

Jason P. Rhode
President and Chief Executive Officer
Austin, Texas
June 1, 2010

Annual Meeting of Stockholders Cirrus Logic, Inc. 2901 Via Fortuna Austin, Texas 78746 July 23, 2010 1:00 P.M. ADMIT ONE	Annual Meeting of Stockholders Cirrus Logic, Inc. 2901 Via Fortuna Austin, Texas 78746 July 23, 2010 1:00 P.M. ADMIT ONE

0000068503_1 R2.09.05.010

02 0000000000

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL # è 000000000000
NAME

THE COMPANY NAME INC. – COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. – CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. – CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. – 401 K		123,456,789,012.12345

	PAGE 1 OF 2

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THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01	Michael L. Hackworth 02 John C. Carter 03. Timothy R. Dehne 04 D. James Guzy 05 Jason P. Rhode
06	William D. Sherman 07 Robert H. Smith

The Board of Directors recommends you vote FOR the following proposal (s):		For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 26, 2011.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy is revocable at any time before it is exercised.

For address change / comments, mark here. (see reverse for instructions)	☐	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com.

CIRRUS LOGIC, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
The undersigned stockholder of CIRRUS LOGIC, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 1, 2010, and the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2010, and hereby appoints Thurman Case and Scott Thomas, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of CIRRUS LOGIC, INC., to be held on July 23, 2010 at 1:00 p.m. local time at Cirrus Logic, Inc., 2901 Via Fortuna, Austin, TX 78746, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.
Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side